Exhibit 10.1

MERS MIN: 8000101-0000004159-9

AMENDED AND RESTATED LOAN AGREEMENT

Dated as of October 18, 2006

Between

BEHRINGER HARVARD 1325 G STREET, LLC,
as Borrower

and

BEAR STEARNS COMMERCIAL MORTGAGE, INC.,
as Lender

i

ii

SCHEDULES
Schedule I	-	[reserved]
Schedule II	-	Assignment and Assumption Agreement
Schedule III	-	Co-Owner Indemnity
Schedule IV	-	Required Repairs
Schedule V	-	Tenants-In-Common Agreement
Schedule VI	-	Affiliate Agreements
Schedule VII	-	Co-Owner Transferee Criteria
Schedule VIII	-	Consent and Assumption Agreement
Schedule IX	-	Co-Owner Transferee Operating Agreement
Schedule X	-	[reserved]
Schedule XI	-	Rent Roll
Schedule XII	-	Exceptions to Representations

iii

AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT, dated as of this 18th  day of October, 2006 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between BEAR STEARNS COMMERCIAL MORTGAGE, INC., a New York corporation, having an address at 383 Madison Avenue, New York, New York 10179 (“Lender”), and BEHRINGER HARVARD 1325 G STREET, LLC, a Delaware limited liability company, having its principal place of business c/o Behringer Harvard Funds, 15601 Dallas Parkway, Suite 600, Addison, Texas 75001 (“Borrower”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Loan Agreement (the “Original Loan Agreement”) dated as of November 15, 2005 between Behringer Harvard Operating Partnership I LP (“Original Lender”), as lender, and Borrower, as borrower, Original Lender made a mortgage loan to Borrower in the original principal amount of $125,000,000 (the “Loan”);

WHEREAS, the Loan is secured by, among other things, (i) that certain Amended and Restated Deed of Trust and Security Agreement, dated as of the date hereof, from Borrower, as grantor, for the benefit of MERS, as nominee of Lender, as beneficiary (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Mortgage”) and (ii) that certain Amended and Restated Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to MERS, as nominee of Lender, as assignee (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Assignment of Leases”);

WHEREAS, as of the date hereof Borrower has paid the Loan down to the current outstanding principal balance of $100,000,000 and Lender has purchased and assumed from Original Lender all of Original Lender’s right, title and interest in and to the Loan, the Loan Agreement and all other documents evidencing, securing, governing or otherwise pertaining to the Loan;

WHEREAS, Borrower and Lender have agreed to modify and restate the terms, covenants and conditions of the Original Loan Agreement in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender hereby agree that the Original Loan Agreement is modified and restated in its entirety to read as follows:

ARTICLE 1 - DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1             Definitions.  For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Accredited Investor” shall mean an Accredited Investor as defined in the regulations promulgated by the Securities and Exchange Commission.

“Additional Insolvency Opinion” shall mean any subsequent Insolvency Opinion.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Agent” shall mean Wells Fargo Bank, N.A., a national banking association, or any successor Eligible Institution acting as Agent under the Cash Management Agreement.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Annual Budget” shall mean the operating budget, including all planned capital expenditures, for the Property prepared by Borrower for the applicable Fiscal Year or other period.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(d) hereof.

“Approved Investor Questionnaire” shall mean a questionnaire to be completed by prospective Co-Owner Transferees, in a form approved by Lender.

“Assignment of Leases” shall have the meaning set forth in the Recitals to this Agreement.

“Assignment of Property Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees dated as of the Modification Date, among Lender, Borrower and Property Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment and Assumption Agreement” shall mean an agreement, in the form attached hereto as Schedule II, or otherwise acceptable to Lender, pursuant to which a Co-Owner Transferee takes title to an undivided interest in the Property subject to the Mortgage and the Loan Documents.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, in which such Person colludes with, or otherwise assists such Person, or cause to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such person or any portion of the Property; (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.

“Basic Carrying Costs” shall mean, with respect to the Property, the sum of the following costs associated with the Property for the relevant Fiscal Year or payment period: (i) Taxes and (ii) Insurance Premiums.

“Behringer Holdings” shall mean Behringer Harvard Holdings, a Delaware limited liability company.

“Behringer Harvard Funds” shall mean, individually or collectively, Behringer Holdings, Behringer Harvard Short-Term Opportunity Fund I LP, a Texas limited partnership, Behringer Harvard Mid-Term Value Enhancement Fund I LP, a Texas limited partnership, Behringer Harvard Operating Partnership I LP, a Texas limited partnership, Behringer Harvard REIT I, Inc., a Maryland corporation, Behringer Harvard Opportunity REIT I, Inc., a Maryland corporation, and/or Behringer Harvard Strategic Opportunity Fund I LP, a Texas limited partnership.

“Borrower” shall mean Behringer Harvard 1325 G Street, LLC, a Delaware limited liability company, together with its permitted successors and assigns.

“Borrower’s Knowledge” shall mean the actual knowledge attributable to those principals, employees and officers of Borrower who have given substantive attention to the Property, the Loan Documents and related matters, without any implied duty to conduct any inquiry or investigation.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP or other accounting principles reasonably acceptable to Lender, consistently applied (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash Management Account” shall have the meaning set forth in Section 2.7.2 hereof.

“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, by and among Borrower, Property Manager, Agent and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Trap Event Period” shall have the meaning set forth in the Cash Management Agreement.

“Casualty” shall have the meaning specified in Section 6.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.

“Casualty/Condemnation Prepayment” shall have the meaning specified in Section 6.4(e) hereof.

“Co-Owner Indemnity” shall mean, individually or collectively, those certain Co-Owner Indemnity Agreements, each by Borrower or a Co-Owner Transferee, as applicable, and a principal thereof acceptable to Lender, in favor of Lender, together with any such agreement hereafter executed by a Co-Owner Transferee, which shall be in the form set forth on Schedule III.

“Co-Owner Transferee” shall have the meaning set forth in Section 5.2.13(b).

“Co-Owner Transferee Criteria” shall mean the criteria set forth on Schedule VII hereto.

“Co-Owner Transferee Operating Agreement” shall mean a limited liability company operating agreement substantially in the form set forth on Schedule IX hereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Consent and Assumption Agreement” shall mean an agreement, in the form attached hereto as Schedule VIII, or otherwise acceptable to Lender, pursuant to which a Co-Owner Transferee assumes its pro rata share of the obligations of Borrower under the Loan Documents.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.  “Controlled” and “Controlling” shall have correlative meanings.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including the Defeasance Payment Amount and any Yield Maintenance Premium) due to

Lender in respect of the Loan under the Note, this Agreement, the Mortgage or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments due under this Agreement and the Note.

“Debt Service Coverage Ratio” shall mean a ratio for the applicable period in which:

1.     the numerator is the Net Operating Income (excluding interest on credit accounts) for such period as set forth in the statements required hereunder, without deduction for (i) actual management fees incurred in connection with the operation of the Property, (ii) amounts paid to the Reserve Funds, less (A) management fees equal to the greater of (1) assumed management fees of three percent (3%) of Gross Income from Operations or (2) the actual management fees incurred, and (B) assumed annual Replacement Reserve Fund contributions and reserves for tenant improvements and leasing commissions equal to $237,786 in the aggregate (adjusted proportionately for any period other than one year); and

2.     the denominator is the greater of (a) the actual aggregate amount of principal and interest due and payable on the Note for such applicable period or (b) assumed debt service payments for such period calculated on the basis of a debt service constant of 6.25%.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate, or (b) five percent (5%) above the Interest Rate.

“Defeasance Date” shall have the meaning set forth in Section 2.5.1(a)(i) hereof.

“Defeasance Deposit” shall mean an amount equal to the remaining principal amount of the Note, the Defeasance Payment Amount, any costs and expenses incurred or to be incurred in the purchase of U.S. Obligations necessary to meet the Scheduled Defeasance Payments and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note or otherwise required to accomplish the agreements of Sections 2.4 and 2.5 hereof (including, without limitation, any fees and expenses of accountants, attorneys and the Rating Agencies incurred in connection therewith).

“Defeasance Event” shall have the meaning set forth in Section 2.5.1(a) hereof.

“Defeasance Expiration Date” shall mean the date that is two (2) years from the “startup day” within the meaning of Section 860G(a)(9) of the Code for the REMIC Trust.

“Defeasance Payment Amount” shall mean the amount (if any) which, when added to the remaining principal amount of the Note, will be sufficient to purchase U.S. Obligations providing the required Scheduled Defeasance Payments.

“Disclosure Document” shall have the meaning set forth in Section 9.2 hereof.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority.  An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of (a) accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “A” by Fitch and S&P and “A2” by Moody’s or (b) any Letter of Credit, the long-term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s).

“Embargoed Person” shall mean any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, The USA PATRIOT Act (including the anti-terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder including those related to Specially Designated Nationals and Specially Designated Global Terrorists, with the result that the investment in Borrower, Principal or Indemnitor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law.

“Environmental Laws” shall mean any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment with respect to exposure to Hazardous Substances, relating to Hazardous Substances, relating to liability for or costs of Remediation or prevention of Releases of Hazardous Substances or relating to liability for or costs of other actual or threatened danger to human health or the environment with respect to exposure to Hazardous Substances.

“Environmental Liens” shall mean all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other person or entity.

“Environmental Report” shall mean that certain Phase I environmental report (or Phase II environmental report, if required) in respect of the Property delivered to Lender in connection herewith.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Exchange Act” shall have the meaning set forth in Section 9.2 hereof.

“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(e) hereof.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Income from Operations” shall mean for any period, all income, computed in accordance with GAAP or other accounting principles reasonably acceptable to Lender, derived from the ownership and operation of the Property from whatever source during such period, including, but not limited to, Rents from tenants in occupancy, open for business (except that tenants with ratings of BBB or better from the Rating Agencies need not be in occupancy or open for business) and paying full contractual rent without right of offset or credit, utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, rent concessions or credits, business interruption or other loss of income or rental insurance proceeds or other required pass-throughs and interest on Reserve Funds, if any, but excluding Rents which in the aggregate exceed 5% of the total Rents that are from month-to-month tenants or tenants that are included in any Bankruptcy Action (unless such tenant’s Lease has been affirmed in the related Bankruptcy Action), sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, Insurance Proceeds (other than business interruption or other loss of income or rental insurance), Awards, unforfeited security deposits, utility and other similar deposits and any disbursements to Borrower from the Reserve Funds, if any.  Gross income shall not be diminished as a result of the Mortgage or the creation of any intervening estate or interest in the Property or any part thereof.

“Hazardous Substance” shall mean any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws.

“Improvements” shall have the meaning set forth in the granting clause of the Mortgage with respect to the Property.

“Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) indebtedness or liability for borrowed money; (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed.

“Indemnitor” shall mean Behringer Harvard REIT I, Inc., a Maryland Corporation.

“Indemnity Agreement” shall mean that certain Indemnity Agreement dated as of the Modification Date by Borrower and Indemnitor (or a substitute indemnitor approved by Lender in accordance with the terms hereof) in favor of Lender.

“Independent Manager” shall mean a manager of a limited liability company who is not at the time of initial appointment, or at any time while serving as a manager of such an entity, and has not been at any time during the preceding five (5) years:  (a) a stockholder, director, member, manager (with the exception of serving as the Independent Manager), officer, employee, partner, attorney or counsel of the Borrower or any Affiliate of either of them; (b) a creditor, customer, supplier or other Person who derives any of its purchases or revenues from its activities with the Borrower or any Affiliate of either of them; (c) a Person controlling or under common control with any such stockholder, director, officer, partner, customer, supplier or other Person; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other person.  As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.  “Independent Director” and “Independent Trustee” shall have correlative meanings.

“Insolvency Opinion” shall have the meaning set forth in Section 3.1.6 hereof.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Interest Rate” shall mean 5.4830% per annum.

“Investor Questionnaire Procedures” shall mean, with respect to any proposed Co-Owner Transferee, the satisfaction of the requirements set forth in the Approved Investor Questionnaire.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property of Borrower, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Lease Obligations” shall have the meaning set forth in Section 7.4.1 hereof.

“Lease Obligations Reserve Fund” shall have the meaning set forth in Section 7.4.1 hereof.

“Lease Obligations Shortfall” shall have the meaning set forth in Section 7.4.1 hereof.

“Legal Requirements” shall mean, with respect to the Property, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall mean Bear Stearns Commercial Mortgage, Inc., together with its successors and assigns.

“Letter of Credit” shall mean a clean, irrevocable, unconditional, transferable (with all transfer fees for the account of the applicant thereunder), evergreen letter of credit acceptable to Lender payable on sight draft only (a) with respect to which Borrower has no reimbursement obligations, (b) entitling the Lender to draw thereon in New York, New York or another location approved by Lender, and (c) issued by an Eligible Institution.

“Licenses” shall have the meaning set forth in Section 4.1.22 hereof.

“Lien” shall mean, with respect to the Property, any mortgage, deed of trust, deed to secure debt, lien, pledge, hypothecation, assignment (for security), security interest, or any other encumbrance, charge or transfer (for security) of, on or affecting Borrower, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall have the meaning set forth in the Recitals to this Agreement..

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Assignment of Leases and Rents, the Co-Owner Indemnity, the Assignment of Property Management Agreement, the Indemnity Agreement and all other documents pursuant to which any Person incurs, has incurred or assumes any obligation to or for the benefit of Lender in connection with the Loan.

“Lockbox Account” shall have the meaning specified in Section 2.7.1(a) hereof.

“Lockbox Agreement” shall mean that certain Clearing Account Agreement dated the date hereof among Borrower, Lender and Lockbox Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to funds deposited in the Lockbox Account.

“Lockbox Bank” shall mean JPMorgan Chase Bank, N.A., or any successor or permitted assigns thereof.

“Material Action” means, with respect to any Person, to file any insolvency or reorganization case or proceeding, to institute proceedings to have such Person be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against such Person, to file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for such Person or a substantial part of its property, to make any assignment for the benefit of creditors of such Person, to admit in writing such Person’s inability to pay its debts generally as they become due, or to take action in furtherance of any of the foregoing.

“Maturity Date” shall mean November 1, 2016, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“MERS” shall mean Mortgage Electronic Registration Systems, Inc., a Delaware corporation.

“Modification Date” shall mean October 18, 2006.

“Monthly Debt Service Payment Amount” shall mean an amount equal to interest only on the outstanding principal balance of the Loan, calculated in accordance with the terms hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall have the meaning set forth in the Recitals to this Agreement.

“Net Cash Flow” for any period shall mean the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.

“Net Cash Flow Schedule” shall have the meaning set forth in Section 5.1.11(b) hereof.

“Net Operating Income” shall mean the amount obtained by subtracting from Gross Income from Operations (i) Operating Expenses and (ii) a vacancy allowance equal to the greater of (x) underwritten vacancy of 5%, (y) actual vacancy or (z) market rate vacancy as reasonably determined by Lender.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.

“Net Proceeds Prepayment” shall have the meaning set forth in Section 6.4(e) hereof.

“Note” shall mean that certain Amended and Restated Promissory Note of even date herewith in the principal amount of One Hundred Million and No/100 Dollars ($100,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Officers’ Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized officer of Property Manager.

“Operating Expenses” shall mean the total of all expenditures, computed in accordance with GAAP or other accounting principles reasonably acceptable to Lender, of whatever kind relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments, and other similar costs, but excluding depreciation, Debt Service, Capital Expenditures and contributions to the Reserve Funds.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof, but shall exclude charges for utilities payable directly by a Tenant.

“Payment Date” shall mean the first (1st) day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately preceding Business Day.

“Permitted Encumbrances” shall mean, with respect to the Property, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, and (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s reasonable discretion, which Permitted Encumbrances in the aggregate do not materially adversely affect the value or use of the Property or Borrower’s ability to repay the Loan.

“Permitted Release Date” shall mean the date that is the third (3rd) anniversary of the first Payment Date.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage with respect to the Property.

“Physical Conditions Report” shall mean, with respect to the Property, a report prepared by a company satisfactory to Lender regarding the physical condition of the Property, satisfactory in form and substance to Lender in its sole discretion, which report shall, among other things, (a) confirm that the Property and its use complies, in all material respects, with all applicable Legal Requirements (including, without limitation, zoning, subdivision and building laws) and (b) to the extent available, include a copy of a final certificate of occupancy with respect to all Improvements on the Property.

“Policies” shall have the meaning specified in Section 6.1(b) hereof.

“Prepayment Rate” shall mean the bond equivalent yield (in the secondary market) on the United States Treasury Security that as of the Prepayment Rate Determination Date has a remaining term to maturity closest to, but not exceeding, the remaining term to the Maturity Date, as most recently published in the “Treasury Bonds, Notes and Bills” section in The Wall Street Journal as of such Prepayment Rate Determination Date.  If more than one issue of United States Treasury Securities has the remaining term to the Maturity Date referred to above, the “Prepayment Rate” shall be the yield on the United States Treasury Security most recently issued as of such date.  If the publication of the Prepayment Rate in The Wall Street Journal is discontinued, Lender shall determine the Prepayment Rate on the basis of “Statistical Release H.15(519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System, or on the basis of such other publication or statistical guide as Lender may reasonably select.

“Prepayment Rate Determination Date” shall mean the date which is five (5) Business Days prior to the prepayment date.

“Property” shall mean the parcel of real property, the Improvements thereon and all personal property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the Granting Clauses of the Mortgage and referred to therein as the “Property”.

“Property Management Agreement” shall mean, with respect to the Property, the management agreement entered into by and between Borrower and the Property Manager, pursuant to which the Property Manager is to provide management and other services with respect to the Property.

“Property Manager” shall mean HPT Management Services LP, a Texas limited partnership, or any successor or assign permitted hereunder.

“Provided Information” shall have the meaning set forth in Section 9.1(a) hereof.

“Qualifying Property Manager” shall mean either (a) a reputable and experienced management organization reasonably satisfactory to Lender, which organization or its principals possess at least ten (10) years experience in managing properties similar in size, scope and value of the Property and which, on the date Lender determines whether such management organization is a Qualifying Property Manager, manages at least 1,000,000 square feet of office space, provided that Borrower shall have obtained prior written confirmation from the Rating Agency that management of the Property by such entity will not cause a downgrading, withdrawal or qualification of the then current rating of the securities issued pursuant to the Securitization, or (b) the fee owner of the Property, provided that such owner possesses experience in managing and operating properties similar in size, scope and value of the Property.  Lender acknowledges that, notwithstanding anything herein to the contrary, HPT Management Services LP shall be deemed to be a Qualifying Property Manager.

“Qualifying Sub-Manager” shall mean a property sub-manager which (a) is a reputable management company having at least five (5) years’ experience in the management of commercial properties with similar uses as the Property and in the jurisdiction in which the Property is located, (b) has, for at least five (5) years prior to its engagement as property sub-manager, managed at least (5) properties of the same property type as the Property, (c) at the time of its engagement as property sub-manager manages at least 1,000,000 square feet of office space and (d) is not the subject of a bankruptcy or similar insolvency proceeding.

“Rating Agencies” shall mean each of S&P, Moody’s and Fitch, or any other nationally recognized statistical rating agency which has been approved by Lender.

“Rating Confirmation” means a written confirmation from each of the Rating Agencies (unless otherwise agreed by Lender) that an action shall not result in a downgrade, withdrawal or qualification of any securities issued in connection with a Securitization.

“Rating Surveillance Charge” shall have the meaning set forth in Section 9.3 hereof.

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

“Related Entities” shall have the meaning set forth in Section 5.2.13(d)(iv) hereof.

“Related Loan” shall mean a loan made to an Affiliate of Borrower or secured by a Related Property, that is included in a Securitization with the Loan.

“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related”, within the meaning of the definition of Significant Obligor, to one or more of the Properties.

“Release” with respect to any Hazardous Substance includes but is not limited to any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.

“Relevant Leasing Threshold” shall mean any Lease for an amount of leaseable square footage equal to or greater than 20,000 square feet.

“Relevant Restoration Threshold” shall mean Two Million and No/100 dollars ($2,000,000).

“Remediation” includes but is not limited to any response, remedial, removal, or corrective action; any activity to clean up, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance; any actions to prevent, cure or mitigate any Release of any Hazardous Substance; any action to comply with any Environmental Laws or with any permits issued pursuant thereto; any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Substances or to anything referred to herein.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.

“Rents” shall mean, with respect to the Property, all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees (but excluding amounts paid by Borrower to its agents or employees) from any and all sources arising from or attributable to the Property, and proceeds, if any, from business interruption or other loss of income insurance.

“Replacement Reserve Account” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Fund” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacements” shall have the meaning set forth in Section 7.3.1(a) hereof.

“Required Repair Account” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repair Fund” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repairs” shall have the meaning set forth in Section 7.1.1 hereof.

“Reserve Funds” shall mean the Tax and Insurance Escrow Fund, the Replacement Reserve Fund (if any), the Required Repair Fund (if any), the Lease Obligations Reserve Fund (if any) and any other escrow fund established by the Loan Documents.

“Resizing Event” shall have the meaning set forth in Section 9.7.

“Restoration” shall have the meaning set forth in Section 6.2 hereof.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Scheduled Defeasance Payments” shall have the meaning set forth in Section 2.5.1(b) hereof.

“Securities” shall have the meaning set forth in Section 9.1 hereof.

“Securities Act” shall have the meaning set forth in Section 9.2 hereof.

“Securitization” shall have the meaning set forth in Section 9.1 hereof.

“Securitization Notice” shall have the meaning set forth in Section 5.2.13(e) hereof.

“Security Agreement” shall have the meaning set forth in Section 2.5.1(a)(vi) hereof.

“Servicer” shall have the meaning set forth in Section 9.6 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.6 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

“Special Purpose Entity” means a corporation, limited partnership, limited liability company, or Delaware statutory trust which at all times before and after the Modification Date:

(i)            is organized solely for the purpose of (A) acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Property, entering into this Agreement with the Lender, any Tenants in Common Agreement and the Property Management Agreement and related documents, refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing; or (B) acting as a general partner of the limited partnership that owns the Property, a member of the limited liability company that owns the Property or the beneficiary or trustee of a Delaware statutory trust that owns the Property;
(ii)           has not engaged and will not engage in any business unrelated to (A) the acquisition, development, ownership, management, operation or sale of the Property, (B) acting as general partner of the limited partnership that owns the Property, (C) acting as a member of the limited liability company that owns the Property, or (D) acting as the beneficiary or trustee of a Delaware statutory trust that owns the Property, as applicable;
(iii)          has not had and will not have any assets other than those related to the Property or its partnership interest in the limited partnership, the member interest in the limited liability company or the beneficial interest in the Delaware statutory trust that owns the Property or acts as the general partner, managing member or beneficiary or trustee thereof, as applicable;
(iv)          has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of its assets, transfer of partnership, membership or beneficial or trustee interests (if such entity is a general partner in a limited partnership, a member in a limited liability company or a beneficiary of a Delaware trust), or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation, limited liability company agreement and/or operating agreement or trust formation and governance documents (as applicable) with respect to the matters set forth in this definition (in each case, except as permitted hereunder or otherwise with Lender’s prior written consent);
(v)           if such entity is a limited partnership, from and after the Modification Date shall have as its only general partners, Special Purpose Entities that are corporations, limited partnerships or limited liability companies each of which (A) is a corporation or single-member Delaware limited liability company, (B) has one Independent Director (or two if requested by Lender in connection with a Securitization), and (C) holds a direct interest as general partner in the limited partnership of not less than 0.5% (or 0.1%, if the limited partnership is a Delaware entity);
(vi)          if such entity is a corporation, from and after the Modification Date shall have at least one (1) Independent Director (or two if requested by Lender in connection with a Securitization), and shall not cause or permit the board of directors of such entity to take any Material Action either with respect to itself or, if the corporation is a not Borrower, with respect to Borrower or any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors unless each Independent Director shall have participated in such vote and shall have voted in favor of such action;
(vii)         if such entity is a Delaware statutory trust, from and after the Modification Date shall have at least one (1) Independent Trustee (or two if requested by Lender in connection with a Securitization), and shall not cause or permit the board of trustees of such entity to take any Material Action either with respect to itself or, if the Delaware statutory trust is a not Borrower, with respect to Borrower or any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of trustees unless each Independent Trustee shall have participated in such vote and shall have voted in favor of such action;

(viii)        if such entity is a limited liability company (other than limited liability company meeting all of the requirements applicable to a single-member limited liability company set forth in this definition of “Special Purpose Entity”), from and after the Modification Date such limited liability company shall have as its manager a Special Purpose Entity that is a corporation, that has at least one (1) Independent Manager (or two if requested by Lender in connection with a Securitization) and that owns at least 1.0% (one percent) of the equity of the limited liability company;
(ix)           if such entity is a limited liability company that does not have as its manager a Special Purpose Entity that is a corporation (any such limited liability company is referred to herein as a “single-member limited liability company” regardless of whether it has one or more members), from and after the Modification Date (a) shall be a Delaware limited liability company, (b) shall have at least one (1) Independent Manager (or two if requested by Lender in connection with a Securitization) of such company, (c) shall not take any Material Action and shall not cause or permit the members or managers of such entity to take any Material Action unless each Independent Manager then serving shall have participated and consented in writing to such action, and (c) shall have either (1) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and has no obligation to make capital contributions to the company, or one (1) natural person or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the withdrawal or dissolution of the last remaining member of the company;
(x)            if such entity is (a) a limited liability company, has an operating agreement, (b) a limited partnership, has a limited partnership agreement, (c) a corporation, has a certificate of incorporation or articles, or (d) a Delaware statutory trust, has organizational documents that, in each case, provide that from and after the Modification Date such entity will not: (1) dissolve, merge, liquidate, consolidate; (2) except as permitted herein, sell all or substantially all of its assets or the assets of the Borrower (as applicable) except as permitted herein, (3) engage in any other business activity, or amend its organizational documents with respect to the matters set forth in this definition without the consent of the Lender; or (4) without the affirmative vote of all directors of the corporation (that is such entity or the general partner or managing or co-managing member or manager of such entity) file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest;
(xi)           [intentionally omitted];
(xii)          is solvent and pays its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same become due, and is maintaining adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xiii)         has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;
(xiv)        has filed and will file its own tax returns; provided, however, that Borrower’s assets and income may be included in a consolidated tax return of its parent companies if inclusion on such consolidated tax return is in compliance with applicable law or, in the event that Borrower is a disregarded entity for federal tax purposes, then Borrower’s assets and income may be included on the tax returns filed by its owner;
(xv)         has maintained and will maintain its own resolutions and agreements;
(xvi)        (a) has not commingled and will not commingle its funds or assets with those of any other Person except other Borrowers and (b) has not participated and will not participate in any cash management system with any other Person, except with respect to a custodial account maintained by the Property Manager on behalf of Affiliates of Borrower and, with respect to funds in such custodial account, has separately accounted, and will continue to separately account for, each item of income and expense applicable to the Property and Borrower;
(xvii)       has held and will hold its assets in its own name;
(xviii)      has conducted and will conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower;
(xix)         has maintained and will maintain its balance sheets, operating statements and other entity documents separate from any other Person and has not permitted and will not permit its assets to be listed as assets on the financial statement of any other entity except as required or permitted by GAAP; provided, however, that any such consolidated financial statement shall contain a note indicating that it maintains separate balance sheets and operating statements for the Borrower and the Property;
(xx)          has a sufficient number of employees in light of its contemplated business operations, which may be none;
(xxi)         has observed and will observe all partnership, corporate or limited liability company or Delaware statutory trust formalities, as applicable;
(xxii)            has and will have no Indebtedness (including loans (whether or not such loans are evidenced by a written agreement) between Borrower and any Affiliates of Borrower and relating to the management of funds in the custodial account maintained by the Property Manager) other than (i) the Loan as made pursuant to the Original Loan Agreement, as amended and restated hereby from and after the Modification Date, (ii) liabilities incurred in the ordinary course of business relating to the ownership and operation of the Property and the routine administration of Borrower not to exceed $3,000,000 at any one time in the aggregate with respect to each entity constituting Borrower (other than management fees and commissions and liabilities that are reserved for) and, in the case of a general partner or managing member of a Person, liabilities arising by reason of its status as a general partner or managing member, which liabilities are paid not more than sixty (60) days after the later of the date incurred or invoiced (unless disputed in good faith with adequate reserves established therefor), are not evidenced by a note and which amounts are normal and reasonable under the circumstances, and (iii) such other liabilities that are permitted pursuant to the Loan Documents;
(xxiii)           has not and will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person except as permitted pursuant to the Loan Documents;
(xxiv)       has not and will not acquire obligations or securities of its partners, members, beneficiaries or shareholders or any other Affiliate;
(xxv)            has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate;
(xxvi)           has not maintained or used, and will not maintain or use, invoices and checks bearing the name of any other Person, provided, however, that Property Manager, on behalf of such Person, may maintain and use invoices and checks bearing Property Manager’s name;
(xxvii)          has not pledged and will not pledge its assets for the benefit of any other Person except as permitted or required pursuant to this Agreement;
(xxviii)         has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person, except for services rendered by Property Manager under the Property Management Agreement, so long as Property Manager holds itself out as an agent of the Borrower;
(xxix)           has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
(xxx)            has not made and will not make loans to any Person or hold evidence of indebtedness issued by any other person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);
(xxxi)           has not identified and will not identify its partners, members, beneficiaries or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;
(xxxii)          other than the Property Management Agreement and any Tenants in Common Agreement, has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, beneficiaries, shareholders or

Affiliates except (A) in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party and (B) in connection with this Agreement;
(xxxiii)         does not and will not have any of its obligations guaranteed by any Affiliate except as otherwise required in the Loan Documents; and
(xxxiv)         has complied and will comply with all of the terms and provisions contained in its organizational documents.

“Sponsor” shall mean Behringer Harvard Holdings, LLC, a Delaware limited liability company.

“State” shall mean, with respect to the Property, the State or Commonwealth in which the Property or any part thereof is located.

“Successor Borrower” shall have the meaning set forth in Section 2.5.3 hereof.

“Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

“Tangible Net Worth” shall mean, with respect to any Person as of a given date, such Person’s equity calculated in conformance with GAAP by subtracting total liabilities from total tangible assets.

“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2 hereof regardless of whether the funds held therein are held by Lender for the payment of Taxes or Insurance Premiums or both.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Tenant” shall mean any person or entity with a possessory right to all or any part of the Property pursuant to a Lease or other written agreement.

“Tenant Direction Letters” shall mean notices signed by Borrower, which shall be irrevocable by Borrower and otherwise in form acceptable to Lender in its reasonable discretion, directing each Tenant to pay Rent and other sums due to Borrower pursuant to its Lease directly to the Lockbox Bank.

“Tenants-in-Common Agreement” shall mean an agreement, in the form attached hereto as Schedule V, or otherwise in form and substance each acceptable to Lender, by and among each Person comprising Borrower, if applicable.

“Title Insurance Policy” shall mean, with respect to the Property, an ALTA mortgagee title insurance policy in the form (acceptable to Lender) (or, if the Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Lender) issued with respect to the Property and insuring the lien of the Mortgage encumbering the Property.

“Transfer” shall have the meaning set forth in Section 5.2.13(a) hereof.

“Transferee” shall have the meaning set forth in Section 5.2.13(d)(ii) hereof.

“Transferee’s Principals” shall have the meaning set forth in Section 5.2.13(d)(ii) hereof.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the applicable State in which the Property is located.

“U.S. Obligations” shall mean non redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) to the extent acceptable to the Rating Agencies, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

“Yield Maintenance Premium” shall mean an amount equal to the greater of (a) one percent (1%) of the outstanding principal of the Loan to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest under the Note assuming that all outstanding principal and interest on the Loan is paid on the Maturity Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding Payment Date in the event such payment is not made on a Payment Date), over (ii) the principal amount being prepaid.

Section 1.2             Principles of Construction.  All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified.  All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise.  Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE 2 - GENERAL TERMS

Section 2.1             Loan Modification; Disbursement to Borrower.

2.1.1        The Loan.  Subject to and upon the terms and conditions set forth herein, Lender and Borrower hereby agrees modify the terms of the Loan on the Modification Date.

Nothing contained in this Agreement or the other Loan Documents shall (a) in any way waive Lender’s rights, powers or remedies under the Loan Documents, (b) in any way limit, impair or prejudice Lender from exercising any past, present or future right, power or remedy from and after the date hereof under the Loan Documents or (c) constitute or be deemed to be a novation of the Debt or other obligations under the Loan Documents.

2.1.2        Disbursement to Borrower.  Borrower acknowledges that (a) the proceeds of the Loan have been fully disbursed to Borrower by Original Lender, (b) the outstanding principal balance of the Loan as of the Modification Date is $100,000,000 and (c) there are no defenses, offsets or counterclaims to the payment of the Loan.  Any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3        The Note, Mortgage and Loan Documents.  From and after the Modification Date, the Loan shall be evidenced by the Note and secured by the Mortgage, the Assignment of Leases and the other Loan Documents.

2.1.4        Use of Proceeds.  Borrower represents that it used the proceeds of the Loan to acquire the Property and to pay costs and expenses incurred in connection therewith.

Section 2.2             Interest Rate.

2.2.1        Interest Rate.  Interest on the outstanding principal balance of the Loan shall accrue from (and include) the Modification Date to but excluding the Maturity Date at the Interest Rate (unless the Default Rate shall be in effect).

2.2.2        Interest Calculation.  Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year by (c) the outstanding principal balance.

2.2.3        Default Rate.  In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

2.2.4        Usury Savings.  This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate.  If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.  All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3             Loan Payment.

2.3.1        Monthly Debt Service Payments.  Borrower shall pay to Lender (a) on the Modification Date, an amount equal to interest only on the outstanding principal balance of the Loan from the Modification Date up to and including October 31, 2006, and (b) on each Payment Date thereafter Borrower shall make a payment to Lender of principal and/or interest, as applicable, in an amount equal to the Monthly Debt Service Payment Amount, which payments shall be applied first to accrued and unpaid interest and the balance to principal.

2.3.2        Payments Generally.  The first (1st) interest accrual period hereunder shall commence on and include the Modification Date and shall end on and include October 31, 2006.  Each interest accrual period thereafter shall commence on the first (1st) day of each calendar month during the term of this Agreement and shall end on and include the final calendar date of such calendar month.  For purposes of making payments hereunder, but not for purposes of calculating interest accrual periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including the day immediately preceding such Maturity Date.  All amounts due under this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.3        Payment on Maturity Date.  Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.

2.3.4        Late Payment Charge.  If any principal, interest or any other sums due under the Loan Documents (excluding principal due on the Maturity Date) are not paid by Borrower on or prior to the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the Maximum Legal Rate in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment.  Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by applicable law.

2.3.5        Method and Place of Payment.  Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 11:00 A.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

Section 2.4             Prepayments.

2.4.1        Voluntary Prepayments.  (a) Except as otherwise provided in this Section 2.4.1 and Section 2.4.2 below, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date.  On and after the Payment Date that is two (2) months prior to Maturity Date Borrower may, at its option and upon thirty (30) days prior written notice to Lender, prepay the Debt in whole, but not in part, without payment of the Yield Maintenance Premium.  If for any reason Borrower prepays the Loan on a date other than a Payment Date (including pursuant to the preceding sentence), Borrower shall pay Lender, in addition to the Debt, all interest which would have accrued on the amount of the Loan through and including the Payment Date next occurring following the date of such prepayment.

2.4.2        Mandatory Prepayments.  On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, if Lender is not obligated or does not elect to make such Net Proceeds available to Borrower for the Restoration of the Property or otherwise remit such Net Proceeds to Borrower pursuant to Section 6.4 hereof, Borrower shall prepay or authorize Lender to apply such Net Proceeds as a prepayment of all or a portion of the outstanding principal balance of the Loan together with accrued interest and any other sums due hereunder in an amount equal to one hundred percent (100%) of such Net Proceeds; provided, however, if an Event of Default has occurred and is continuing, Lender may apply such Net Proceeds to the Debt (until paid in full) in any order or priority in its sole discretion.  Other than during the continuance of an Event of Default, no Yield Maintenance Premium shall be due in connection with any prepayment made pursuant to this Section 2.4.2.

2.4.3        Prepayments After Default.  If during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender, such tender or recovery shall be (a) made on the next occurring Payment Date together with the Monthly Debt Service Payment and (b) deemed a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.4.1 hereof and Borrower shall pay, in addition to the Debt, an amount equal to the Yield Maintenance Premium.

2.4.4        Prepayment Prior to Defeasance Expiration Date.  If the Permitted Release Date has occurred but the Defeasance Expiration Date has not occurred, the Debt may be prepaid in whole (but not in part) prior to the date permitted under Section 2.4.1 hereof upon not less than thirty (30) days prior written notice to Lender specifying the Payment Date on which prepayment is to be made (a “Prepayment Date”) provided no Event of Default exists and upon payment of an amount equal to the greater of (a) the Yield Maintenance Premium and (b) one percent (1%) of the outstanding principal balance of the Loan as of the Prepayment Date.  Lender shall notify Borrower of the amount and the basis of determination of the required prepayment consideration.  If any notice of prepayment is given, the Debt shall be due and payable on the Prepayment Date.  Lender shall not be obligated to accept any prepayment of the Debt unless it is accompanied by the prepayment consideration due in connection therewith.  If for any reason Borrower prepays the Loan on a date other than a Payment Date, Borrower shall pay Lender, in addition to the Debt, all interest which would have accrued on the amount of the

Loan through and including the Payment Date next occurring following the date of such prepayment.

Section 2.5             Defeasance.

2.5.1        Voluntary Defeasance.  (a) Provided no Event of Default shall then exist, Borrower shall have the right at any time after the Defeasance Expiration Date and prior to the date voluntarily prepayments are permitted under Section 2.4.1 hereof to voluntarily defease all, but not part, of the Loan by and upon satisfaction of the following conditions (such event being a “Defeasance Event”):

(i)            Borrower shall provide not less than thirty (30) days prior written notice to Lender specifying the Payment Date (the “Defeasance Date”) on which the Defeasance Event is to occur;
(ii)           Borrower shall pay to Lender all accrued and unpaid interest on the principal balance of the Loan to and including the Defeasance Date.  If for any reason the Defeasance Date is not a Payment Date, the Borrower shall also pay interest that would have accrued on the Note through and including the Payment Date immediately preceding the next Payment Date, provided, however, if the Defeasance Deposit shall include short-term interest computed from the date of such prepayment through to the next succeeding Payment Date, Borrower shall not be required to pay such short term interest pursuant to this sentence;
(iii)          Borrower shall pay to Lender all other sums, not including scheduled interest or principal payments, then due under the Note, this Agreement, the Mortgage and the other Loan Documents;
(iv)          Borrower shall pay to Lender the required Defeasance Deposit for the Defeasance Event;
(v)           Borrower shall execute and deliver a pledge and security agreement, in form and substance that would be reasonably satisfactory to a prudent lender creating a first priority lien on the Defeasance Deposit and the U.S. Obligations purchased with the Defeasance Deposit in accordance with the provisions of this Section 2.5 (the “Security Agreement”);
(vi)          Borrower shall deliver an opinion of counsel for Borrower that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that Borrower has legally and validly transferred and assigned the U.S. Obligations and all obligations, rights and duties under and to the Note to the Successor Borrower, that Lender has a perfected first priority security interest in the Defeasance Deposit and the U.S. Obligations delivered by Borrower and that any REMIC Trust formed pursuant to a Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of such Defeasance Event;

(vii)         If required pursuant to the applicable pooling and servicing agreement or by the Rating Agencies, Borrower shall deliver confirmation in writing from each of the applicable Rating Agencies to the effect that such release will not result in a downgrade, withdrawal or qualification of the respective ratings in effect immediately prior to such Defeasance Event for the Securities issued in connection with the Securitization which are then outstanding.  If required by the applicable Rating Agencies, Borrower shall also deliver or cause to be delivered an Additional Insolvency Opinion with respect to the Successor Borrower in form and substance satisfactory to Lender and the applicable Rating Agencies;
(viii)        Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.5.1(a) have been satisfied;
(ix)           Borrower shall deliver a certificate of Borrower’s independent certified public accountant certifying that the U.S. Obligations purchased with the Defeasance Deposit generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;
(x)            Borrower shall deliver such other certificates, documents or instruments as Lender may reasonably request; and
(xi)           Borrower shall pay all costs and expenses of Lender incurred in connection with the Defeasance Event, including (A) any costs and expenses associated with a release of the Lien of the Mortgage as provided in Section 2.6 hereof, (B) reasonable attorneys’ fees and expenses incurred in connection with the Defeasance Event, (C) the costs and expenses of the Rating Agencies, (D) any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note, or otherwise required to accomplish the defeasance and (E) the costs and expenses of Servicer and any trustee, including reasonable attorneys’ fees.

(b)           In connection with the Defeasance Event, Borrower shall use the Defeasance Deposit to purchase U.S. Obligations which provide payments on or prior to, but as close as possible to, all successive scheduled Payment Dates after the Defeasance Date upon which interest and principal payments are required under this Agreement and the Note, and in amounts equal to the scheduled payments due on such dates under this Agreement and the Note (including, without limitation, scheduled payments of principal, interest, servicing fees (if any), and any other amounts due under the Loan Documents on such Payment Dates) and assuming the Note is prepaid in full on the Anticipated Repayment Date (the “Scheduled Defeasance Payments”).  Borrower, pursuant to the Security Agreement or other appropriate document, shall authorize and direct that the payments received from the U.S. Obligations may be made directly to the Lockbox Account (unless otherwise directed by Lender) and applied to satisfy the Debt Service obligations of Borrower under this Agreement and the Note.  Any portion of the Defeasance Deposit in excess of the amount necessary to purchase the U.S. Obligations required by this Section 2.5 and satisfy Borrower’s other obligations under this Section 2.5 and Section 2.6 shall be remitted to Borrower.

2.5.2        Collateral.  Each of the U.S. Obligations that are part of the defeasance collateral shall be duly endorsed by the holder thereof as directed by Lender or accompanied by a written instrument of transfer in form and substance that would be satisfactory to a prudent lender (including, without limitation, such instruments as may be required by the depository institution holding such securities or by the issuer thereof, as the case may be, to effectuate book-entry transfers and pledges through the book-entry facilities of such institution) in order to perfect upon the delivery of the defeasance collateral a first priority security interest therein in favor of Lender in conformity with all applicable state and federal laws governing the granting of such security interests.

2.5.3        Successor Borrower.  In connection with any Defeasance Event, Borrower may at its option, or if so required by the applicable Rating Agencies shall, establish or designate a successor entity (the “Successor Borrower”) acceptable to Lender, which shall be a Special Purpose Entity and Borrower shall transfer and assign all obligations, rights and duties under and to the Note, together with the pledged U.S. Obligations to such Successor Borrower.  Such Successor Borrower shall assume the obligations under the Note and the Security Agreement and Borrower shall be relieved of its obligations under such documents.  Borrower shall pay One Thousand and 00/100 Dollars ($1,000) to any such Successor Borrower as consideration for assuming the obligations under the Note and the Security Agreement.  Notwithstanding anything in this Agreement to the contrary, no other assumption fee shall be payable upon a transfer of the Note in accordance with this Section 2.5.3, but Borrower shall pay all costs and expenses incurred by Lender, including Lender’s attorneys’ fees and expenses and any fees and expenses of any Rating Agencies, incurred in connection therewith.

Section 2.6             Release of Property.  Except as set forth in this Section 2.6 or Section 6.4(e) or a prepayment of the entire Loan pursuant to Section 2.4.2, no repayment, prepayment or defeasance of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Mortgage on the Property.  If the entire Loan has been prepaid pursuant to Section 2.4.2, Borrower has elected to prepay the entire amount of the Loan pursuant to Section 6.4(e) or after the requirements of this Section 2.6 have been satisfied, the Property shall be released from the lien of the Mortgage.

2.6.1        Release of Property.

(a)           If Borrower has elected to defease the entire Loan and the requirements of Section 2.5 and this Section 2.6 have been satisfied, all of the Property shall be released from the Lien of the Mortgage and the U.S. Obligations, pledged pursuant to the Security Agreement, shall be the sole source of collateral securing the Note.

(b)           In connection with the release of the Mortgage, Borrower shall submit to Lender, not less than thirty (30) days prior to the Defeasance Date (or such later date as may be agreed to by Lender or Servicer) a release of Lien (and related Loan Documents) for the Property for execution by Lender.  Such release shall be in a form appropriate in the jurisdiction in which the Property is located and that would be satisfactory to a prudent lender and contains standard provisions, if any, protecting the rights of the releasing lender .  In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such releases in accordance with the terms of this Agreement.

2.6.2        Release on Payment in Full.  Lender shall, upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, release the Lien of the Mortgage on the Property.  Borrower shall pay to Lender all reasonable administrative and legal costs incurred in connection with such release.

Section 2.7             Lockbox Account/Cash Management.

2.7.1        Lockbox Account.  (a)  During the term of the Loan, Borrower shall establish and maintain an account (the “Lockbox Account”) with Lockbox Bank in trust for the benefit of Lender, which Lockbox Account shall be under the sole dominion and control of Lender.  The Lockbox Account shall be entitled “Behringer Harvard 1325 G Street, LLC, as Borrower, and Bear Stearns Commercial Mortgage, Inc., as Lender, pursuant to Amended and Restated Loan Agreement dated as of October 18, 2006 - Lockbox Account”.  Borrower hereby grants to Lender a first-priority security interest in the Lockbox Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Lockbox Account, including, without limitation, executing and filing UCC-1 Financing Statements and continuations thereof.  Lender and Servicer shall have the sole right to make withdrawals from the Lockbox Account and all costs and expenses for establishing and maintaining the Lockbox Account shall be paid by Borrower.  All monies now or hereafter deposited into the Lockbox Account shall be deemed additional security for the Debt.

(b)           Borrower shall, or shall cause Property Manager to, deliver irrevocable written instructions to all tenants under Leases to deliver all Rents payable thereunder directly to the Lockbox Account.  Borrower shall, and shall cause Property Manager to, deposit all amounts received by Borrower or Property Manager constituting Rents into the Lockbox Account within one (1) Business Day after receipt thereof.

(c)           Borrower shall obtain from Lockbox Bank its agreement to transfer to the Cash Management Account in immediately available funds by federal wire transfer all amounts on deposit in the Lockbox Account once every Business Day throughout the term of the Loan.

(d)           Upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in the Lockbox Account to the payment of the Debt in any order in its sole discretion.

(e)           The Lockbox Account shall be an Eligible Account and shall not be commingled with other monies held by Borrower or Lockbox Bank.

(f)            Borrower shall not further pledge, assign or grant any security interest in the Lockbox Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto, and except for the rights of the Lockbox Bank under the Lockbox Agreement.

(g)           Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Lockbox Account and/or the Lockbox Agreement (unless arising from the gross negligence or willful misconduct of Lender) or the performance of the obligations for which the Lockbox Account was established.

2.7.2        Cash Management Account.  (a)  During the term of the Loan, Borrower shall establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Agent in trust and for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender.  The Cash Management Account shall be entitled “Behringer Harvard 1325 G Street, LLC, as Borrower, and Bear Stearns Commercial Mortgage, Inc., as Lender, pursuant to Amended and Restated Loan Agreement dated as of October 18, 2006 - Cash Management Account.”  Borrower hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including, without limitation, executing and filing UCC-1 Financing Statements and continuations thereof.  Borrower will not in any way alter or modify the Cash Management Account and will notify Lender of the account number thereof.  Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.

(b)           The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(c)           All funds on deposit in the Cash Management Account following the occurrence of an Event of Default may be applied by Lender in such order and priority as Lender shall determine.

(d)           Borrower hereby agrees that Lender may modify the Cash Management Agreement for the purpose of establishing additional sub-accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents and Lender shall provide notice thereof to Borrower.

2.7.3        Payments Received Under the Cash Management Agreement.  Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited into the Reserve Funds, if any, shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to the Cash Management Agreement on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

ARTICLE 3 - CONDITIONS PRECEDENT

Section 3.1             Conditions Precedent to Modification.  The obligation of Lender to modify the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of the following conditions precedent no later than the Modification Date:

3.1.1        Representations and Warranties; Compliance with Conditions.  The representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Modification Date with the same effect as if made on and as of such date, and no Default or an Event of Default shall have occurred and be continuing; and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.

3.1.2        Loan Agreement and Note.  Lender shall have received a copy of this Agreement and the Note, in each case, duly executed and delivered on behalf of Borrower.

3.1.3        Delivery of Loan Documents; Title Insurance; Reports; Leases, Etc.

(a)           Mortgage, Assignment of Leases and other Loan Documents.  Lender shall have received from Borrower fully executed and acknowledged counterparts of the Mortgage and the Assignment of Leases and evidence that counterparts of the Mortgage and Assignment of Leases have been delivered to the title company for recording, in the reasonable judgment of Lender, so as to effectively create upon such recording valid and enforceable first priority Liens upon the Property in favor of Lender or Lender’s nominee (or such trustee as may be required under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents.  Lender shall have also received from Borrower fully executed counterparts of the Assignment of Property Management Agreement and the other Loan Documents.

(b)           Title Insurance.  Lender shall have received a binding commitment to issue a Title Insurance Policy issued by a title company acceptable to Lender and dated as of the Modification Date.  To the extent permitted by applicable Legal Requirements, such Title Insurance Policy shall (i) provide coverage in an amount equal to the principal amount of the Loan together with, if applicable, a “tie-in” or similar endorsement, (ii) insure Lender or Lender’s nominee that the Mortgage creates a valid first priority lien on the Property encumbered thereby, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (iii) contain such endorsements and affirmative coverages as Lender may reasonably request, and (iv) name Lender or Lender’s nominee, its successors and assigns, as the insured.  Lender also shall have received evidence that all premiums in respect of such Title Insurance Policy have been paid.

(c)           Survey.  Lender shall have received a title survey for the Property, certified to the title company and Lender and their successors and assigns, in form and content satisfactory to Lender and prepared by a professional and properly licensed land surveyor satisfactory to Lender in accordance with the most recent Minimum Standard Detail

Requirements for ALTA/ACSM Land Title Surveys.  The following additional items from the list of “Optional Survey Responsibilities and Specifications” (Table A) should be added to each survey: 2, 3, 4, 6, 8, 9, 10, 11 and 13.  The survey shall reflect the same legal description contained in the Title Insurance Policy relating to the Property referred to in clause (b) above and shall include, among other things, a legal description of the real property comprising part of such Property reasonably satisfactory to Lender.  The surveyor’s seal shall be affixed to each survey and the surveyor shall provide a certification for each survey in form and substance acceptable to Lender.

(d)           Insurance.  Lender shall have received valid certificates of insurance for the policies of insurance required hereunder, satisfactory to Lender in its sole discretion, and evidence of the payment of all premiums payable for the existing policy period.

(e)           Environmental Reports.  Lender shall have received the Environmental Report in respect of the Property, in form and substance reasonably satisfactory to Lender.

(f)            Zoning.  With respect to the Property, Lender shall have received, at Lender’s option, (i) letters or other evidence with respect to the Property from the appropriate municipal authorities (or other Persons) concerning applicable zoning and building laws, (ii) an ALTA 3.1 zoning endorsement to the Title Insurance Policy, or (iii) other evidence of zoning compliance, in each case in substance reasonably satisfactory to Lender.

(g)           Encumbrances.  Borrower shall have taken or caused to be taken such actions in such a manner so that Lender (or Lender’s nominee) has a valid and perfected first Lien on the Property as of the Modification Date with respect to the Mortgage, subject only to applicable Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents, and Lender shall have received satisfactory evidence thereof.

3.1.4        Related Documents.  Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall have been duly authorized, executed and delivered by all parties thereto and Lender shall have received and approved certified copies thereof.

3.1.5        Delivery of Organizational Documents.  On or before the Modification Date, each Borrower shall deliver or cause to be delivered to Lender copies certified by Borrower of all organizational documentation related to Borrower and/or the formation, structure, existence, good standing and/or qualification to do business, as Lender may request in its sole discretion, including, without limitation, good standing certificates, qualifications to do business in the State, resolutions authorizing the entering into of the Loan and incumbency certificates as may be requested by Lender.

3.1.6        Opinions of Borrower’s Counsel. Lender shall have received opinions of Borrower’s counsel (and if applicable, Borrower’s local counsel) (a) with respect to non-consolidation issues (an “Insolvency Opinion”) and (b) with respect to due execution, authority, enforceability of the Loan Documents and such other matters as Lender may reasonably require, all such opinions in form, scope and substance reasonably satisfactory to Lender and Lender’s counsel in their reasonable discretion.

3.1.7        Budgets.  Borrower shall have delivered the Annual Budget for the current Fiscal Year.

3.1.8        Basic Carrying Costs.  Borrower shall have paid or reserved for all Basic Carrying Costs relating to the Property which are in arrears, including without limitation, (a) accrued but unpaid Insurance Premiums due pursuant to the Policies, (b) currently due and payable Taxes (including any in arrears) relating to the Property, and (c) currently due Other Charges relating to the Property.

3.1.9        Completion of Proceedings.  All organizational proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and other Loan Documents and all documents incidental thereto shall be reasonably satisfactory in form and substance to Lender, and Lender shall have received all such counterpart originals or certified copies of such documents as Lender may reasonably request.

3.1.10      Payments.  All payments, deposits or escrows required to be made or established by Borrower under this Agreement, the Note and the other Loan Documents on or before the Modification Date shall have been paid.

3.1.11      Tenant Estoppels.  Lender shall have received an executed tenant estoppel letter, which shall be in form and substance satisfactory to Lender, from (a) each tenant occupying ten percent (10%) of more of the gross leasable area of the Property, (b) each tenant leasing an entire building at the Property, (c) each tenant paying base rent in an amount equal to or exceeding five percent (5%) of the Gross Income from Operations from the Property occupied by such tenant and (d) including the area leased by those described in clauses (a), (b) and (c), lessees of not less than seventy-five percent (75%) of the gross leasable area of the Property.

3.1.12      Transaction Costs.  Borrower shall have paid or reimbursed Lender for all title insurance premiums, recording and filing fees or taxes, costs of environmental reports, Physical Conditions Reports, appraisals and other reports, the fees and costs of Lender’s counsel and all other third party out-of-pocket expenses incurred in connection with the origination of the Loan.

3.1.13      Material Adverse Change.  There shall have been no material adverse change in the financial condition or business condition of Borrower or the Property since the date of the most recent financial statements delivered to Lender.  The income and expenses of the Property, the occupancy leases thereof, and all other features of the transaction shall be as represented to Lender without material adverse change.  Neither Borrower nor any of its constituent Persons shall be the subject of any bankruptcy, reorganization, or insolvency proceeding.

3.1.14      Leases and Rent Roll.  Lender shall have received copies of all tenant leases, certified copies of any tenant leases as requested by Lender and certified copies of all ground leases affecting the Property.  Lender shall have received a current certified rent roll of the Property, reasonably satisfactory in form and substance to Lender.

3.1.15      Subordination and Attornment. Lender shall have received appropriate instruments acceptable to Lender in its commercially reasonable discretion subordinating any

Leases of record prior to such Mortgage and including an agreement by such Tenants to attorn to Lender in the event of a foreclosure or delivery of a deed in lieu thereof.

3.1.16      Tax Lot.  Lender shall have received evidence that the Property constitutes one (1) or more separate tax lots, which evidence shall be reasonably satisfactory in form and substance to Lender.

3.1.17      Physical Conditions Reports.  Lender shall have received Physical Conditions Reports with respect to the Property, which reports shall be reasonably satisfactory in form and substance to Lender.

3.1.18      Property Management Agreement.  Lender shall have received a certified copy of the Property Management Agreement with respect to the Property which shall be satisfactory in form and substance to Lender.

3.1.19      Appraisal.  Lender shall have received an appraisal of the Property, which shall be satisfactory in form and substance to Lender.

3.1.20      Financial Statements.  Lender shall have received (a) a balance sheet with respect to the Property for the two most recent Fiscal Years and statements of income and statements of cash flows with respect to the Property for the three most recent Fiscal Years, each in form and substance reasonably satisfactory to Lender or (b) such other financial statements relating to the operation of the Property, in form and substance reasonably satisfactory to Lender.

3.1.21      Co-Tenancy Forms.  Lender shall have approved the form of Assignment and Assumption Agreement, Consent and Assumption Agreement, Tenants-in-Common Agreement and Co-Owner Indemnity to be used by Borrower upon a transfer pursuant to Section 5.2.13(a) hereof.

3.1.22      Intentionally Omitted.

3.1.23      Further Documents.  Lender or its counsel shall have received such documents other and further approvals, opinions, documents and information as Lender or its counsel may have reasonably requested including the Loan Documents in form and substance reasonably satisfactory to Lender and its counsel.

3.1.24      Intentionally Omitted.

3.1.25      Lockbox Establishment.  Borrower shall have established the Lockbox Account at a Lockbox Bank approved by Lender, and shall have executed and delivered a lockbox agreement acceptable to Lender in its reasonable discretion.

3.1.26      Tenant Direction Letters.  Borrower shall deliver Tenant Direction Letters for each existing Tenant.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES

Section 4.1             Borrower Representations.  Borrower represents and warrants as of the date hereof and as of the Modification Date (provided if Borrower consists of more than one Person, any representations and warranties as to a Borrower shall be deemed made by each Borrower as to its Borrowing entity only) that, except as set forth on Schedule XII:

4.1.1        Organization.  Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own the Property and to transact the businesses in which it is now engaged.  Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with the Property, businesses and operations.  Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the Property and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management, operation and sale of the Property (including any undivided interest therein).

4.1.2        Proceedings.  Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents.  This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3        No Conflicts.  The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement or other agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor to Borrower’s Knowledge will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such regulatory Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4        Litigation.  To Borrower’s Knowledge, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or threatened against or affecting Borrower or the Property, which actions, suits or proceedings, if determined against Borrower or the Property, might materially adversely affect the condition (financial or otherwise) or business of Borrower or the condition or ownership of the Property.

4.1.5        Agreements.  Except such instruments and agreements set forth as Permitted Encumbrances in the Title Insurance Policy, Borrower is not a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower or the Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise.  To Borrower’s Knowledge, Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property are bound.  Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property and (b) obligations under the Loan Documents.

4.1.6        Title.  Borrower has good and indefeasible fee simple title to the real property comprising part of the Property and good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents.  To Borrower’s Knowledge, there are no claims for payment for work, labor or materials affecting the Property which are due and unpaid under the contracts pursuant to which such work or labor was performed or materials provided which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents.

4.1.7        Solvency; No Bankruptcy Filing.  Borrower (a) has not entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents.  Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the modification of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities.  The fair saleable value of Borrower’s assets is and will, immediately following the modification of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured.  Borrower’s assets do not and, immediately following the modification of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.  Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).  Except as expressly disclosed to Lender in writing, no petition in bankruptcy has been filed against Borrower, or to Borrower’s Knowledge, any constituent Person in the last seven (7) years, and neither Borrower, nor to Borrower’s Knowledge, any constituent Person in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors.  Neither Borrower nor any of its constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.

4.1.8        Full and Accurate Disclosure.  To Borrower’s Knowledge, no statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading.  There is no material fact presently known to Borrower which has not been disclosed to Lender which adversely affects the Property or the business, operations or condition (financial or otherwise) of Borrower.

4.1.9        No Plan Assets.  Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101.  In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.

4.1.10      Compliance.  To Borrower’s Knowledge, Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes.  To Borrower’s Knowledge, Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority.  To Borrower’s Knowledge, there has not been committed by Borrower or, to Borrower’s Knowledge, any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

4.1.11      Financial Information.  To Borrower’s Knowledge, all financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of the Property (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Property as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with accounting principles reasonably acceptable to Lender, consistently applied throughout the periods covered, except as disclosed therein.  Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on the Property or the operation thereof as an office building, except as referred to or reflected in said financial statements.  Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower from that set forth in said financial statements.

4.1.12      Condemnation.  No Condemnation or other proceeding has been commenced or, to Borrower’s Knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

4.1.13      Federal Reserve Regulations.  No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of

Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14      Utilities and Public Access.  The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its respective intended uses.  To Borrower’s Knowledge, all public utilities necessary or convenient to the full use and enjoyment of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy.  All roads necessary for the use of the Property for their current respective purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.1.15      Not a Foreign Person.  Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.16      Separate Lots.  The Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.

4.1.17      Assessments.  There are no pending, or to Borrower’s Knowledge, proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

4.1.18      Enforceability.  The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder exercised by Lender in accordance with applicable law, render the Loan Documents unenforceable, and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.19      No Prior Assignment.  There is no prior assignment of the Leases or any portion of the Rents by Borrower or any of its predecessors in interest, given as collateral security which will be outstanding upon application of the proceeds of the Loan.

4.1.20      Insurance.  Borrower has obtained and has delivered to Lender (a) certified copies of all insurance policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement or (b) other evidence of such matters acceptable to Lender.  To Borrower’s Knowledge, no claims have been made under any such policy, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any such policy.

4.1.21      Use of Property.  The Property is used exclusively for office purposes and other appurtenant and related uses.

4.1.22      Certificate of Occupancy; Licenses. To Borrower’s Knowledge, all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required to be obtained by Borrower for the legal use, occupancy and operation of the Property as an office building have been obtained and are in full force and effect, and to Borrower’s Knowledge, all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required to be obtained by any Person other than Borrower for the legal use, occupancy and operation of the Property as an office building, have been obtained and are in full force and effect (all of the foregoing certifications, permits, licenses and approvals are collectively referred to as the “Licenses”).  Borrower shall and shall cause all other Persons to, keep and maintain all licenses necessary for the operation of the Property as an office building. To Borrower’s Knowledge, the use being made of the Property is in conformity with all certificates of occupancy issued for the Property.

4.1.23      Flood Zone.  To Borrower’s Knowledge, no Improvements on the Property are located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards.

4.1.24      Physical Condition.  Except as disclosed in the Physical Conditions Reports delivered to Lender in connecting with this Loan, to Borrower’s Knowledge, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25      Boundaries.  To Borrower’s Knowledge, all of the improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the improvements, so as to affect the value or marketability of the Property except those which are insured against by title insurance.

4.1.26      Leases. To Borrower’s Knowledge, the Property is not subject to any Leases other than the Leases described on the Rent Roll attached as Schedule XI hereto and made a part hereof.  No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases.  The current Leases are in full force and effect and, to Borrower’s Knowledge, there are no defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder.  No Rent (including security deposits) has been paid more than one (1) month in advance of its due date.  All work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any tenant has already been received by such tenant.  There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is outstanding.  To Borrower’s Knowledge, except as set forth on Schedule XI, no tenant listed on Schedule XI has assigned its Lease or sublet all or any portion of the premises demised thereby, no such tenant holds its leased premises under assignment or sublease, nor does anyone except such tenant and its employees occupy such leased premises.  No tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part.  Except as set forth in Schedule XI, no tenant under any Lease has any right or option for additional space in the Improvements.  To Borrower’s actual knowledge based on the Environmental Report delivered to Lender in connection herewith, no hazardous wastes or toxic substances, as defined by applicable federal, state or local statutes, rules and regulations, have been disposed, stored or treated by any tenant under any Lease on or about the leased premises nor does Borrower have any knowledge of any tenant’s intention to use its leased premises for any activity which, directly or indirectly, involves the use, generation, treatment, storage, disposal or transportation of any petroleum product or any toxic or hazardous chemical, material, substance or waste, except in either event, in compliance with applicable federal, state or local statues, rules and regulations.

4.1.27      Survey.  To Borrower’s Knowledge, the Survey for the Property delivered to Lender in connection with this Agreement does not fail to reflect any material matter affecting the Property or the title thereto.

4.1.28      Loan to Value.  The maximum principal amount of the Loan does not exceed one hundred twenty-five percent (125%) of the fair market value of the Property as set forth on the appraisal of the Property delivered to Lender.

4.1.29      Filing and Recording Taxes.  All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the acquisition of the Property by Borrower have been paid or are simultaneously being paid.  All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid, and, under current Legal Requirements, the Mortgage is enforceable in accordance with its terms by Lender (or any subsequent holder thereof).

4.1.30      Special Purpose Entity/Separateness.

(a)           Until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that the Borrower is, shall be and shall continue to be a Special Purpose Entity.  If Borrower consists of more than one Person, each such Person shall be a Special Purpose Entity (provided any representations and warranties as to a Borrower shall be deemed made by each Borrower as to its Borrowing entity only).  Lender acknowledges that the single purpose provisions contained in the organizational documents of Borrower meets the definition of “Special Purpose Entity” as set forth herein.

(b)           The representations, warranties and covenants set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

(c)           Any and all of the assumptions made in any Insolvency Opinion, including, but not limited to, any exhibits attached thereto, are true and correct in all respects, and Borrower has complied and will comply with all of the assumptions made with respect to it in any Insolvency Opinion.  Each Affiliate of Borrower with respect to which an assumption is made in any Insolvency Opinion will comply with all of the assumptions made with respect to it in any such Insolvency Opinion.

4.1.31      Property Management Agreement.  The Property Management Agreement is in full force and effect and, to Borrower’s Knowledge, there are no defaults thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.

4.1.32      Illegal Activity.  To Borrower’s Knowledge, no portion of the Property has been or will be purchased with proceeds of any illegal activity.

4.1.33      No Change in Facts or Circumstances; Disclosure.  All information submitted by Borrower to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects, provided, however, that if such information was provided to Borrower by non-affiliated third parties, Borrower represents that such information is, to Borrower’s Knowledge, accurate, complete and correct in all material respects.  To Borrower’s Knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the Property or the business operations or the financial condition of Borrower.  To Borrower’s Knowledge, Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.

4.1.34      Investment Company Act.  Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35      Principal Place of Business and Organization.  Borrower shall not change its principal place of business set forth in the introductory paragraph of this Agreement without first giving Lender thirty (30) days prior written notice.  Borrower shall not change the place of its organization as set forth in the introductory paragraph of this Agreement without the consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.  Upon

Lender’s reasonable request, Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization.

4.1.36      Environmental Representations And Warranties.  Based upon an environmental assessment of the Property, and except as otherwise disclosed by the Environmental Report, Borrower represents and warrants that to Borrower’s Knowledge (a) there are no Hazardous Substances or underground storage tanks in, on, or under the Property, except those that are both (i) in compliance with all applicable Environmental Laws and with permits issued pursuant thereto and (ii) fully disclosed to Lender in writing pursuant to the Environmental Report; (b) there are no past, present or threatened Releases of Hazardous Substances in, on, under or from the Property which have not been fully remediated in accordance with Environmental Law; (c) there is no identified threat of any Release of Hazardous Substances migrating to the Property; (d) there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Property which has not been fully remediated in accordance with Environmental Law; (e) Borrower does not know of, and has not received, any written or oral notice or other communication from any person or entity (including but not limited to a governmental entity) relating to Hazardous Substances or Remediation thereof, of possible liability of any person or entity pursuant to any Environmental Law, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing; and (f) Borrower has truthfully and fully provided to Lender, in writing, any and all information relating to conditions in, on, under or from the Property that is known to Borrower and that is contained in files and records of Borrower, including but not limited to any reports relating to Hazardous Substances in, on, under or from the Property and/or to the environmental condition of the Property.

4.1.37      Acquisition Costs.  Borrower represents and warrants that all consideration payable to the seller of the Property to Borrower has been, or shall be in connection with the modification of the loan, paid in full, and that no further obligation to any such seller, contingent or otherwise, shall remain outstanding after the date hereof.

4.1.38      Embargoed Person.   As of the Modification Date, to Borrower’s Knowledge, (a) none of the funds or other assets of Borrower constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower with the result that the investment in Borrower (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower have been derived from any unlawful activity with the result that the investment in Borrower (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.1.39      Cash Management Account.  Borrower hereby represents and warrants to Lender that:

(a)           This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of

New York) in the Lockbox Account and Cash Management Account in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower.  Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold, pledged, transferred or otherwise conveyed the Lockbox Account and Cash Management Account ;

(b)           Each of the Lockbox Account and Cash Management Account constitute “deposit accounts” and/or “securities accounts” within the meaning of the Uniform Commercial Code of the State of New York;

(c)           The Lockbox Account and Cash Management Account are not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee. Borrower has not consented to the Lockbox Bank and Agent complying with instructions with respect to the Lockbox Account and Cash Management Account from any Person other than Lender or another Person designated by Lender.

4.1.40      Previous Activities.  Borrower hereby represents and warrants to Lender that Borrower:

(a)           is and has always been duly formed, validly existing, and in good standing in the state of its incorporation or formation and in all other jurisdictions where it is required to be qualified to do business;

(b)           has paid all taxes which it owes and have become due and payable and is not currently involved in any dispute with any taxing authority;

(c)           is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that resulted in a judgment against it that has not been paid in full;

(d)           has no judgments or Liens of any nature against it except for tax liens not yet due and the Permitted Encumbrances;

(e)           has provided Lender with complete financial statements that reflect a fair and accurate view of the entity’s financial condition; and

(f)            has no material contingent or actual obligations not related to the Property.

Section 4.2             Survival of Representations.  Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower.  All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.  In the event there are more than one Borrower, each Borrower’s representations regarding the Borrower are limited to such Borrower.

ARTICLE 5 - BORROWER COVENANTS

Section 5.1             Affirmative Covenants.  From the Modification Date and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage encumbering the Property (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1        Existence; Compliance with Legal Requirements; Insurance.  Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to it and the Property. Borrower shall not commit, nor shall Borrower permit or any other Person in occupancy of or involved with the operation or use of the Property to commit any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.  Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.  Borrower shall at all times maintain, preserve and protect all its franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Mortgage.  Borrower shall keep the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or the Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) intentionally omitted; (iii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iv) the Property or any part thereof or interest therein will not be immediate in danger of being sold, forfeited, terminated, cancelled or lost; (v) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (vi) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or the Property; and (vii) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith.  Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.  Provided no Event of Default then exists, any security deposited with Lender pursuant to this Section 5.1.1 may be used to satisfy compliance with the related Legal Requirement with any excess after the satisfaction of same to be returned to Borrower.

5.1.2        Taxes and Other Charges. Borrower shall pay or cause to be paid all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable.  Borrower will deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid (provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof).  If Borrower pays or causes to be paid all Taxes and Other Charges and provides a copy of the receipt evidencing the payment thereof to Lender, then Lender shall reimburse Borrower, provided that there are then sufficient proceeds in the Tax and Insurance Escrow Fund and provided that the Taxes are being paid pursuant to Section 7.2.  Upon written request of Borrower, if Lender has paid such Taxes pursuant to Section 7.2 hereof, Lender shall provide Borrower with evidence that such Taxes have been paid.  Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property, and shall promptly pay for all utility services provided to the Property.  After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) Borrower is permitted to do so under the provisions of any mortgage or deed of trust superior in lien to the Mortgage; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) the Property nor any part thereof or interest therein will be in immediate danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon.  Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established.  Provided no Event of Default then exists, any security deposited with Lender pursuant to this Section 5.1.2 may be used to satisfy the related Taxes or Other Charges with any excess after the satisfaction of same to be returned to Borrower.

5.1.3        Litigation.  Borrower shall give prompt written notice to Lender upon obtaining information of any litigation or governmental proceedings pending or threatened against Borrower which might materially adversely affect Borrower’s condition (financial or otherwise) or business or the Property.

5.1.4        Access to Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice, subject to the rights of Tenants under their respective Leases.

5.1.5        Notice of Default.  Borrower shall promptly advise Lender of the occurrence of any Default or Event of Default of which Borrower has knowledge.

5.1.6        Cooperate in Legal Proceedings.  Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7        Perform Loan Documents.  Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower.

5.1.8        Insurance Benefits.  Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of a fire or other casualty affecting the Property or any part thereof) out of such Insurance Proceeds.

5.1.9        Further Assurances.  Borrower shall, at Borrower’s sole cost and expense:

(a)           furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or reasonably requested by Lender in connection therewith;

(b)           execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and

(c)           do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.10      Tenancy In Common.  In the event that Borrower is, now or hereafter, comprised of more than one Person, then each such Person comprising Borrower shall execute and be bound by a Tenants-in-Common Agreement, which shall be recorded, and shall otherwise comply with Section 5.2.13(b) hereof.  Borrower shall give prompt notice to Lender of any default or event of default under the Tenants-in-Common Agreement of which Borrower obtains knowledge.

5.1.11      Financial Reporting.

(a)           Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP (or such other accounting basis reasonably acceptable to Lender), records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property.  Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower, Property Manager or other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire.  After the occurrence and during the continuance of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Property, as Lender shall reasonably determine to be necessary or appropriate in the protection of Lender’s interest.

(b)           Borrower will cause Property Manager to furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Borrower, certified (or audited if requested by Lender or required by Law) annual financial statements prepared in accordance with GAAP (or such other accounting basis reasonably acceptable to Lender) for the Property for such Fiscal Year, including statements of profit and loss for the Property.  Such statements shall set forth the financial condition and the results of operations for the Property for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses.  Such annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) a certificate executed by the Property Manager, stating that each such annual financial statement presents fairly the results of operations of the Property and has been prepared in accordance with GAAP (or such other accounting basis reasonably acceptable to Lender), (iii) a certified rent roll containing current rent, lease expiration dates and the square footage occupied by each tenant; (v) a schedule reconciling Net Operating Income to Net Cash Flow (the “Net Cash Flow Schedule”), which shall itemize all material adjustments made to Net Operating Income to arrive at Net Cash Flow.  Together with the annual financial statements, Property Manager shall furnish to Lender an Officer’s Certificate certifying to its knowledge as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(c)           Borrower will furnish, or cause to be furnished, to Lender on or before twenty (20) days after the end of each calendar quarter (and, prior to a Securitization, on or before twenty (20) days after the end of each calendar month) the following items, accompanied by a certificate of Property Manager, stating that such items are true, correct, accurate, and complete and fairly present the results of the operations of  the Property (subject to normal year-end adjustments) as applicable: (i) a rent roll for the subject month; (ii) quarterly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar quarter, noting Net Operating Income, Gross Income from Operations, and Operating Expenses (not including any contributions to the Replacement Reserve Fund), and other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such calendar month, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of five percent (5%) or more between budgeted and actual amounts for such periods, all in form satisfactory to Lender; (iii) a calculation reflecting the annual Debt Service Coverage Ratio for the immediately preceding twelve (12) month period as of the last day of such month; and (iv) a Net Cash Flow Schedule.

(d)           For the partial year period commencing on the Modification Date, and for each Fiscal Year thereafter, Borrower shall cause Property Manager to submit to Lender an Annual Budget not later than thirty (30) days after the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender.  If a Cash Trap Event Period exists, the Annual Budget shall be subject to Lender’s written approval (each such Annual Budget, an “Approved Annual Budget”).  In the event that Lender objects to a proposed Annual Budget submitted by Borrower during a Cash Trap Event Period, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender.  Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget.  Until such time that Lender approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and Other Charges.

(e)           In the event that a Cash Trap Event Period exists and Borrower must incur an extraordinary operating expense or capital expense not set forth in the Approved Annual Budget (each an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval.

(f)            If, at the time one or more Disclosure Documents are being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Property alone or the Property and Related Properties collectively, will be a Significant Obligor, Borrower shall furnish to Lender upon request (i) the selected financial data or, if applicable, Net Operating Income, required under Item 1112(b)(1) of Regulation AB with respect to Borrower, the relevant Affiliates of Borrower and the Property, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization or (ii) the financial statements required under Item 1112(b)(2) of Regulation AB with respect to Borrower, the relevant Affiliates of Borrower and the Property, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization.  Such financial data or financial statements shall be furnished to Lender (A) within a reasonable period of time after notice from Lender in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than forty-five (45) days after the end of each fiscal quarter of Borrower and (C) not later than one hundred twenty (120) days after the end of each Fiscal Year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which a filing pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) is not required.  If requested by Lender, Borrower shall furnish to Lender financial data and/or financial statements for any tenant of the Property if, in connection with a Securitization, Lender expects there to be, with respect to such tenant or group of Affiliated tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in the Securitization such that such tenant or group of affiliated tenants would constitute a Significant Obligor.

(g)           If requested by Lender, Borrower shall provide Lender, promptly upon request, with summaries of the financial statements referred to in Section 5.1.11(f) hereof if, at the time a Disclosure Document is being prepared for a Securitization, it is expected that the principal amount of the Loan and any Affiliated Loans at the time of such Securitization may, or if the principal amount of the Loan and any Affiliated Loans at any time during which the Loan and any Affiliated Loans are included in a Securitization does, equal or exceed ten percent (10%) (but is less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in a Securitization.  Such summaries shall meet the requirements for “summarized financial information,” as defined in Section 210.1-02(bb) of Regulation S-X, or such other requirements as may be determined to be necessary or appropriate by Lender.

(h)           All financial data and financial statements provided by Borrower hereunder pursuant to Section 5.1.11(f) hereof shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation AB and such other applicable legal requirements as Lender may specify in its request to Borrower.  All financial data and financial statements provided by Borrower under Section 5.1.11(f) shall be accompanied by an Officer’s Certificate, which shall state that such financial statements meet the requirements set forth in the first sentence of this Section 5.1.11(h).

(i)            If requested by Lender, Borrower shall provide Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, in each case relating to Borrower, any Affiliates of Borrower or the Property, as Lender shall determine to be required pursuant to Regulation AB or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any Exchange Act Filing or as shall otherwise be reasonably requested by Lender.

(j)            Notwithstanding any other provisions of this Section 5.1.11, Borrower’s obligations with respect to the delivery of information (i) with respect to periods predating Borrower’s acquisition of the Property, (ii) relating to tenants of the Property, or (iii) otherwise relating to Persons or property not owned by Borrower or within its reasonable control (or in the control of one or more of its Affiliates) shall be limited to using commercially reasonable efforts to (A) enforce Borrower’s contractual rights, if any, to the delivery of such information (e.g. by its seller, pursuant to the applicable purchase and sale agreement, or by a tenant pursuant to its Lease) or (B) otherwise obtain such information.  Lender shall notify Borrower in the event the Loan is intended to be included in a Securitization in which Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Property alone or the Property and Related Properties collectively, will be a Significant Obligor and, in such event, Lender shall credit Borrower $20,000.00 for expenses incurred by Borrower in connection with its compliance with Regulation AB prior to the cut-off date for such Securitization.

(k)           Borrower shall cause Property Manager to furnish to Lender, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to Property Manager or the Property as may be reasonably requested by Lender, including, but not limited to, a certificate stating to its knowledge that the representations and warranties of Borrower set forth in Section 4.1.30(a) are true and correct as of the date of such certificate.

(l)            Borrower shall cause Property Manager to furnish to Lender, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property as may be reasonably requested by Lender.

(m)          Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette, and (iii) if requested by Lender and within the capabilities of Property Manager’s data systems without change or modification thereto, in electronic form and prepared using Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files).

5.1.12      Business and Operations.  Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property.  Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.

5.1.13      Title to the Property.  Borrower will warrant and defend (a) the title to the Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Lien of the Mortgage and the Assignment of Leases on the Property, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever.  Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.

5.1.14      Costs of Enforcement.  In the event (a) that the Mortgage encumbering the Property is foreclosed in whole or in part or that the Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to the Mortgage encumbering the Property in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of or an assignment by Borrower for the benefit of its creditors, then Borrower (or only the applicable Borrower if as a result of clause (c)), its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.15      Estoppel Statement.

(a)           After request by Lender, Borrower shall cause Property Manager to furnish to Lender within ten (10) days a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the applicable interest rate of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any known offsets or defenses to the payment of the Debt, if any, and (vi) that the Note, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(b)           Borrower shall cause Property Manager to use commercially reasonable efforts to deliver to Lender upon request, tenant estoppel certificates from each commercial tenant leasing space at the Property in form and substance reasonably satisfactory to Lender provided that Borrower shall not be required to deliver such certificates more frequently than one (1) time in any calendar year.

(c)           Within thirty (30) days of request by Borrower, Lender shall deliver to Borrower a statement setting forth the items described at (a)(i), (ii), (iii) and (iv) of this Section 5.1.15.

5.1.16      Loan Proceeds.  Borrower has used the proceeds of the Loan only for the purposes set forth in Section 2.1.4.

5.1.17      Performance by Borrower.  Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.

5.1.18      Confirmation of Representations.  Borrower shall cause Property Manager to deliver, in connection with any Securitization, (a) one or more Officer’s Certificates certifying as to the accuracy (or disclosing any inaccuracies, as applicable) of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower and its member as of the date of the Securitization.

5.1.19      Intentionally Omitted.

5.1.20      Leasing Matters.  Any Leases with respect to the Property written after the Modification Date for more than the Relevant Leasing Threshold square footage shall be subject to the prior written approval of Lender, which approval may be given or withheld in the sole discretion of Lender.  Lender shall approve or disapprove any such Lease within ten (10) Business Days of Lender’s receipt of a final execution draft of such Lease (including all exhibits, schedules, supplements, addenda or other agreements relating thereto) and a written notice from Borrower requesting Lender’s approval to such Lease, and such Lease shall be deemed approved, if Lender does not disapprove such Lease within said ten (10) Business Day period provided such written notice conspicuously states, in large bold type, that “PURSUANT TO SECTION 5.1.20 OF THE LOAN AGREEMENT, THE LEASE SHALL BE DEEMED APPROVED IF LENDER DOES NOT RESPOND TO THE CONTRARY WITHIN TEN (10) BUSINESS DAYS OF LENDER’S RECEIPT OF SUCH LEASE AND WRITTEN NOTICE”.  Borrower shall furnish Lender with executed copies of all Leases.  All renewals of Leases and all proposed Leases shall provide for rental rates comparable to existing local market rates (unless such rental rates are otherwise set forth in the Leases executed prior to the Modification Date).  All proposed Leases shall be on commercially reasonable terms and shall not contain any terms which would materially impair Lender’s rights under the Loan Documents.  All Leases executed after the Modification Date shall provide that they are subordinate to the Mortgage encumbering the Property and that the tenant thereunder agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale.  Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the tenant thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Property involved except that no termination by Borrower or acceptance of surrender by a tenant of any Lease shall be permitted unless by reason of a tenant default and then only in a commercially reasonable manner to preserve and protect the Property; provided, however, that no such termination or surrender of any Lease covering more than the Relevant Leasing Threshold will be permitted without the written consent of Lender which consent may be withheld in the reasonable discretion of Lender; (iii) shall not collect any of the rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents without the prior written consent of Lender, which consent may be withheld in the sole discretion of Lender; and (vi) shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require. Notwithstanding the foregoing, Borrower may, without the prior written consent of Lender, terminate any Lease which demises less than the Relevant Leasing Threshold under any of the following circumstances: (i) the tenant under said Lease is in default beyond any applicable grace and cure period, and Borrower has the right to terminate such Lease; (ii) such termination is permitted by the terms of the Lease in question and Borrower has secured an obligation from a third party to lease the space under the Lease to be terminated at a rental equal to or higher than the rental due under the Lease to be terminated; and (iii) if the tenant under the Lease to be terminated, has executed a right under said Lease to terminate its lease upon payment of a termination fee to Borrower, and has in fact terminated its lease and paid said fee, Borrower may accept said termination.

5.1.21      Alterations.  Subject to the rights of tenants to make alterations pursuant to the terms of their respective Leases, Borrower shall obtain Lender’s prior written consent to any alterations to any Improvements, which consent shall not be unreasonably withheld or delayed except with respect to alterations that may have a material adverse effect on Borrower’s financial condition, the value of the Property or the Net Operating Income.  Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations that will not have a material adverse effect on Borrower’s financial condition, the value of the Property or the Net Operating Income, provided that such alterations are made in connection with (a) tenant improvement work performed pursuant to the terms of any Lease executed on or before the Modification Date, (b) tenant improvement work performed pursuant to the terms and provisions of a Lease and not adversely affecting any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements, (c) alterations performed in connection with the restoration of the Property after the occurrence of a casualty in accordance with the terms and provisions of this Agreement or (d) any structural alteration which costs less than $1,750,000.00 in the aggregate for all components thereof which constitute such alteration or any non-structural alteration which costs less than $2,750,000.00 in the aggregate for all components thereof which constitute such alteration.  If the total unpaid amounts due and payable with respect to alterations to the Improvements at the Property (other than such amounts to be paid or reimbursed by tenants under the Leases) shall at any time equal or exceed $1,750,000.00 (and such amount is not being paid from any Reserve Funds) (the “Threshold Amount”), Borrower, upon Lender’s request, shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the then current ratings assigned in connection with any Securitization, or (D) a completion bond or letter of credit issued by a financial institution having a rating by Standard & Poor’s Ratings Group of not less than A-1+ if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the then current ratings assigned in connection with any Securitization.  Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the Property (other than such amounts to be paid or reimbursed by tenants under the Leases) over the Threshold Amount and, if cash, U.S. Obligations or other securities, may be applied from time to time, at the option of Borrower, to pay for such alterations.  At the option of Lender, following the occurrence and during the continuance of an Event of Default, Lender may terminate any of the alterations and use the deposit to restore the Property to the extent necessary to prevent any material adverse effect on the value of the Property.

5.1.22      Tenant Direction Letters.  Borrower shall deliver Tenant Direction Letters for each Tenant occupying any portion of the Property pursuant to a Lease executed after the date hereof, or pursuant to an assignment of an existing Lease.

5.1.23      Environmental Covenants.  Borrower covenants and agrees that:  (a) all uses and operations on or of the Property, whether by Borrower or any other person or entity, shall be in compliance with all applicable Environmental Laws and permits issued pursuant thereto; (b) there shall be no Releases of Hazardous Substances in, on, under or from the Property; (c) there shall be no Hazardous Substances in, on, or under the Property, except those that are both (i) in compliance with all applicable Environmental Laws and with permits issued pursuant thereto and (ii) fully disclosed to Lender in writing; (d) Borrower shall keep (or shall cause Tenants to keep) the Property free and clear of all Environmental Liens; (e) Borrower shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to Section 8.3 of the Mortgage, including but not limited to providing all relevant information and making knowledgeable persons available for interviews; (f) Borrower shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Property, pursuant to any reasonable written request of Lender which requests shall not be more frequent than once per year unless Lender has a reasonable basis for an additional request (including but not limited to sampling, testing and analysis of soil, water, air, building materials, and other materials and substances whether solid, liquid or gas), and share with Lender the reports and other results thereof, and Lender and other Indemnified Parties shall be entitled to rely on such reports and other results thereof; (g) Borrower, at its sole cost and expense, shall comply (or shall cause Tenants to comply) with all reasonable written requests of Lender to (i) effectuate Remediation of any condition (including but not limited to a Release of a Hazardous Substance) in, on, under or from the Property; (ii) comply with any Environmental Law; (iii) comply with any directive from any governmental authority; and (iv) take any other reasonable action necessary or appropriate for protection of human health or the environment; (h) Borrower shall not do or allow any tenant or other user of the Property to do any act that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any person or entity (whether on or off the Property), impairs or may impair the value of the Property, is contrary to any requirement of any insurer, constitutes a public or private nuisance, constitutes waste, or violates any covenant, condition, agreement or easement applicable to the Property; and (i) Borrower shall, upon obtaining knowledge thereof, immediately notify Lender in writing of (A) any presence or Releases or threatened Releases of Hazardous Substances in, on, under, from or migrating towards the Property; (B) any non-compliance with any Environmental Laws related in any way to the Property; (C) any actual or potential Environmental Lien; (D) any required or proposed Remediation of environmental conditions relating to the Property; and (E) any written notice or other written communication of which any Borrower becomes aware from any source whatsoever (including but not limited to a governmental entity) relating in any way to Hazardous Substances or Remediation thereof, possible liability of any person or entity pursuant to any Environmental Law, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section 5.1.23.

Section 5.2             Negative Covenants.  From the Modification Date until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage encumbering the Property in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1        Operation of Property. Borrower shall not, without the prior written consent of Lender, terminate the Property Management Agreement or any sub-management agreement or otherwise replace the Property Manager or any sub-manager or enter into any other management agreement or sub-management agreement with respect to the Property.  Lender agrees that its consent will not be unreasonably withheld, delayed or conditioned provided that the Person chosen by Borrower as the replacement Property Manager or sub-manager is a Qualifying Property Manager, and further agrees that any such written request for consent that includes evidence that the replacement Property Manager or sub-manager is a Qualifying Property Manager, shall be approved or disapproved within ten (10) Business Days of Lender’s receipt, provided such written request from Borrower shall conspicuously state, in large bold type, that “PURSUANT TO SECTION 5.2.1 OF THE LOAN AGREEMENT, A RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF LENDER’S RECEIPT OF THIS WRITTEN NOTICE”.  If Lender fails to disapprove any such matter within such period, such matter shall be deemed approved.  Notwithstanding anything herein to the contrary, Lender’s consent shall not be required in connection with the termination of any sub-management agreement if the replacement sub-manager is a Qualifying Sub-Manager.  Any replacement Property Manger or sub-manager shall enter into an assignment of management agreement or consent in substantially the same form as those entered into by the initial Property Manager and sub-manager as of the Modification Date.

5.2.2        Liens.  Borrower shall not, without the prior written consent of Lender, create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except:

(i)            Permitted Encumbrances;
(ii)           Liens created by or permitted pursuant to the Loan Documents; and
(iii)          Liens for Taxes or Other Charges not yet delinquent (or that Borrower is contesting in accordance with the terms of Section 5.1.2 hereof).

5.2.3        Dissolution.  Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, or (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction in which it is organized or the Property is located, in each case, without obtaining the prior written consent of Lender or Lender’s designee.

5.2.4        Change in Business.  Borrower shall not enter into any line of business other than the ownership and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

5.2.5        Debt Cancellation.  Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to

Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.2.6        Affiliate Transactions.  Other than the Property Management Agreement and the Tenants in Common Agreement, if any, and the Co-Owner Indemnities, Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the partners of Borrower except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party.  Lender hereby acknowledges disclosure of the agreements described on Schedule VI between Borrower and an Affiliate of Borrower.

5.2.7        Zoning.  Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.

5.2.8        Assets.  Borrower shall not purchase or own any real estate other than the Property owned by the Borrower as of the date hereof as reflected in the Title Insurance Policy.

5.2.9        Debt.  Borrower shall not create, incur or assume any Indebtedness other than the Debt except to the extent expressly permitted hereby.

5.2.10      No Joint Assessment.  Borrower shall not suffer, permit or initiate the joint assessment of that portion of the Property that constitutes real property with (a) any other real property constituting a tax lot separate from the Property, or (b) any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

5.2.11      No Action for Partition; Tenants-in Common Agreement.  Neither Borrower nor any Person comprising Borrower shall initiate any action to partition the Property, or any similar action, without Lender’s prior written consent and Borrower hereby expressly waives any and all rights to partition the Property.  Other than to reflect transfers permitted hereunder, Borrower shall not modify, amend or terminate the Tenants-in-Common Agreement without Lender’s prior written consent.

5.2.12      ERISA.

(a)           Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b)           Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (A) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(3) of ERISA; (B) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) one or more of the following circumstances is true:

(i)            Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);
(ii)           Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or
(iii)          Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

5.2.13      Transfers.  (a)  Unless such action is permitted by the provisions of this Section 5.2.13, Borrower will not (i) sell, assign, convey, transfer or otherwise dispose of its interests in the Property or any part thereof, (ii) permit any owner, directly or indirectly, of an ownership interest in the Property, to transfer such interest, whether by transfer of stock or other interest in Borrower or any entity, or otherwise, (iii) incur Indebtedness, (iv) mortgage, hypothecate or otherwise encumber or grant a security interest in the Property or any part thereof, (v) sell, assign, convey, transfer, mortgage, encumber, grant a security interest in, or otherwise dispose of any direct or indirect ownership interest in Borrower, or permit any owner of an interest in Borrower to do the same, or (vi) file a declaration of condominium with respect to the Property (any of the foregoing transactions, a “Transfer”). For purposes hereof, a “Transfer” shall not include  (A) any direct or indirect transfer by devise or descent or by operation of law upon the death of a partner, member or shareholder of a Borrower, (B) any direct or indirect sale, transfer or hypothecation of a partnership, membership or shareholder interest in Borrower or other entity, whichever the case may be, by the current member(s), as applicable, to any immediate family member of such member (or a trust for the benefit of any such persons), (C) any transfer to Behringer Harvard Funds or an Affiliate of Behringer Harvard Funds or (D) any transfer or pledge of an equity interest in Behringer Harvard Funds or any Affiliate thereof or the issuance of additional equity interests in Behringer Harvard Funds or any Affiliate thereof.  In addition, as a condition to any Transfer pursuant to this Section 5.2.13, Indemnitor must continue to Control Borrower and own, directly or indirectly, at least a 20% legal and beneficial interest in Borrower.  If after giving effect to any Transfer or any of the transfers pursuant to the foregoing clauses (A), (B), (C) or (D), more than forty-nine percent (49%) in the aggregate of direct or indirect interests in Borrower are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in Borrower as of the Modification Date, Borrower shall, as a condition thereto, deliver to Lender an Additional Insolvency Opinion acceptable to Lender and the Rating Agencies.

(b)           Notwithstanding anything in this Section 5.2.13 to the contrary, Borrower shall have the right to transfer title to one or more undivided interests in the Property to one or more entities as additional tenants-in-common (each, a “Co-Owner Transferee”) provided the following conditions shall be satisfied with respect to each such transfer:

(i)            No Event of Default or event which, with the giving of notice, passage of time or both, shall constitute an Event of Default, shall exist or shall otherwise occur as a result of such transfer unless such transfer would cure such default;
(ii)           An Affiliate of Sponsor shall continue to own not less than a 20% undivided interest in the Property, and the total number of persons who own interests in the Property shall not exceed the lesser of (x) 35 and (y) the number of co-owners set forth in Revenue Procedure 2002-22, I.R.B. 2002-14, as such pronouncement may be modified from time to time (for this purpose, “person” is defined as in Section 7701(a)(1) of the Code);
(iii)          Borrower shall have delivered to Lender the following fully-executed documents, each in a form approved by Lender in writing:
(A)          copies of all documents evidencing or relating to a transfer of an interest in the Property to a Co-Owner Transferee, and
(B)           all other documents, instruments, opinions and/or agreements reasonably required by Lender, including without limitation, (1) an Assignment and Assumption Agreement, (2) execution by each Co-Owner Transferee and a principal of each Co-Owner Transferee of a Co-Owner Indemnity, (3) copies of all organizational documents, good standing certificates, resolutions and consents of each Co-Owner Transferee in form and substance acceptable to Lender, (4) a Consent and Assumption Agreement and (5) an Approved Investor Questionnaire with respect to such Co-Owner Transferee in the form approved by Lender; provided that Lender shall not require, pursuant to this clause (B), (x) a Consent and Assumption Agreement in any form other than, or (except for the documents described in subclauses (1), (2), and (5) of this clause (B)), any document imposing obligations upon any Co-Owner Transferee or existing Borrower, or upon any principal of any of them, in addition to those contained in, the form of Consent and Assumption Agreement attached hereto as Schedule VIII, or any change to the opinions of counsel delivered in connection with the modification of the Loan, or any opinion supplemental to any such opinion, except, in either such case, as may be necessary to accommodate any material change in fact or law occurring after the date of this Agreement;
(iv)          The Property shall continue to be subject to a property management agreement with a Qualifying Property Manager owned and controlled by the Sponsor or otherwise acceptable to Lender, pursuant to a management agreement approved by Lender in its sole discretion;
(v)           There shall have been no material adverse change in the financial condition in the Borrower or the Sponsor or in the financial or physical condition of the Property from the Modification Date;
(vi)          Each additional Co-Owner Transferee must be organized as a Delaware limited liability company and a Special Purpose Entity pursuant to a Co-Owner

Transferee Operating Agreement substantially in the form set forth on Schedule IX or otherwise as approved by Lender;
(vii)         Borrower shall pay Lender’s reasonable and customary out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by Lender in connection with the transfer and any fees charged by Rating Agencies, and Borrower pays Lender, concurrently with the closing of any transfer an administrative fee (unless such transfer occurs on the Modification Date) of $1,000 per transfer, provided that for any transfer of more than 49% of the interests in the Property, Borrower shall (a) obtain a Rating Confirmation and (b) pay a transfer fee equal to one-quarter of one percent (0.25%) of the then outstanding principal balance of the Loan as of the date of the closing of the first transfer and one-half of one percent (0.5%) of the then outstanding principal balance of the Loan as of the date of the closing for any additional transfer thereafter;
(viii)        The Co-Owner Transferee, shall furnish an opinion of counsel satisfactory to Lender and its counsel as to due formation and organization and the valid existence and good standing of the Co-Owner Transferee, and that the Assignment and Assumption Agreement and Consent and Assumption Agreement have each been duly authorized, executed and delivered, and that the Loan Documents are valid, binding and enforceable against the Co-Owner Transferee in accordance with their terms; provided that if the Co-Owner Transferee is a limited liability company meeting all of the requirements applicable to a single-member limited liability company set forth in the definition of “Special Purpose Entity,” no opinions shall be required with respect to any member thereof; provided, further, that an opinion in substantially the form of the opinion of counsel addressing such matters that was delivered in connection with the modification of the Loan, together with such other matters as Lender may reasonably require in light of material changes in fact or law occurring after the date of this Agreement or to address requirements of any Rating Agency, shall be deemed to satisfy this condition;
(ix)           Borrower must deliver to Lender, without any cost or expense to Lender, such endorsements to the Title Insurance Policy as Lender may deem necessary at the time of the transfer, all in form and substance reasonably satisfactory to Lender, including, without limitation, an endorsement or endorsements to the Title Insurance Policy extending the effective date of such policy to the date of execution and delivery (or, if later, of recording) of the Assignment and Assumption Agreement, with no additional exceptions added to such policy, and insuring that fee simple title to the Property is vested in the Borrower, including the Co-Owner Transferee, subject to any Tenants-In-Common Agreement;
(x)            If the Co-Owner Transferee is acquiring less than a twenty percent (20%) interest in the Property, Sponsor shall certify that the Co-Owner Transferee and its Principal satisfy the Investor Questionnaire Procedures, which certification may be based on the representations and affidavits of the Co-Owner Transferee and its Principals.  If the Co-Owner Transferee is acquiring a twenty percent (20%) or greater interest in the Property or does not satisfy the Investor Questionnaire Procedures, the Co-Owner Transferee and its Principal must satisfy the Co-Owner Transferee Criteria and Lender’s standard, customary and reasonable credit underwriting, in each case, as determined by Lender;
(xi)           Except as expressly provided in the Indemnity, no Transfer to a Co-Owner Transferee pursuant to this Section 5.2.13(b) shall be deemed to release Indemnitor from any obligations under the Indemnity Agreement;
(xii)          If after giving effect to any such Transfer, more than twenty percent (20%) in the aggregate of direct or indirect interests in the Property are owned by any Co-Owner Transferee and its Affiliates that previously owned less than a twenty percent (20%) direct or indirect interest in the Property, unless a pairing with such Co-Owner Transferee was included in a previous Insolvency Opinion Lender shall have received an Additional Insolvency Opinion acceptable to Lender and the Rating Agencies with respect to such Co-Owner Transferee and any Person that directly or indirectly owns forty-nine percent (49%) or more of such Co-Owner Transferee; provided that an opinion in substantially the form of the opinion of counsel addressing such matters that was delivered in connection with the modification of the Loan, together with such other matters as Lender may reasonably require in light of material changes in fact or law occurring after the date of this Agreement or to address requirements of any Rating Agency, shall be deemed to satisfy this condition;
(xiii)         In connection with any Transfer that results in more than forty-nine percent (49%) of the interests in the Property being owned by a single Co-Owner Transferee or its Affiliates other than Behringer Harvard Funds or an Affiliate of Behringer Harvard Funds, Lender shall have the approval of the Rating Agencies selected by Lender, which approval, if required by Lender, shall take the form of a confirmation in writing from such Rating Agencies to the effect that such Transfer will not result in a requalification, reduction, downgrade or withdrawal of the ratings in effect immediately prior to such assumption or transfer for the Securities or any class thereof issued in connection with a Securitization which are then outstanding; and
(xiv)        No such Transfer shall occur within thirty (30) days prior to the anticipated date of a Securitization as set forth in a Securitization Notice or thirty (30) days after a Securitization; provided, however, that notwithstanding anything else contained herein, such Transfers shall be permitted for a period of forty-five (45) days following the Modification Date regardless of the timing of the Securitization.

(c)           Any Transfer by a Borrower other than Transfers described in Section 5.2.13(a) and (b) above, and any subsequent Transfer by a Co-Owner Transferee, in any case resulting in a single Person or group of related Persons who did not previously own 49% or more of the interests in the Property owning 49% or more of the interests in the Property, shall be subject to prior written approval of the Lender on a discretionary basis, payment of a transfer fee equal to one-quarter of one percent (0.25%) of the then outstanding principal balance of the Loan as of the date of the closing of the first transfer and one-half of one percent (0.5%) of the then outstanding principal balance of the Loan as of the date of the closing for any additional transfer thereafter and all of Lender’s reasonable expenses incurred in connection with such Transfer, the approval by any and all Rating Agencies (if required by Lender after a Securitization) of the proposed Transferee, the proposed Transferee’s continued compliance with the covenants set forth in Sections 4.1.9, 4.1.30 and 5.2.12 hereof, and such other conditions as Lender shall determine in its sole discretion to be in the interest of Lender.  No such assumption shall be permitted within the first twelve (12) months from the date hereof.

(d)           Notwithstanding anything in this Section 5.2.13 to the contrary, and in addition to the other transfers expressly permitted hereunder, at any time other than within thirty (30) days prior to or after the anticipated date of a Securitization (as determined by Lender), Lender’s consent to a transfer of the entire Property or an assignment or other transfer of one hundred percent (100%) of the membership interests in Borrower shall not be withheld provided that Lender receives not less than thirty (30) days prior written notice of such transfer hereunder and no Event of Default then exists (unless such transfer would cure such Event of Default), and further provided that, the following additional requirements are satisfied:

(i)            Borrower shall pay any and all out-of-pocket costs incurred in connection with the transfer of such interests (including, without limitation, Lender’s counsel fees and disbursements and all recording fees, title insurance premiums and mortgage recording taxes) and an assumption fee equal to one-quarter of one percent (0.25%) of the then outstanding principal balance of the Loan as of the date of the closing of the first assumption and one-half of one percent (0.5%) of the then outstanding principal balance of the Loan as of the date of the closing for any additional assumption thereafter.
(ii)           The proposed transferee (the “Transferee”) or Transferee’s Principals (hereinafter defined) must have demonstrated expertise in owning and operating properties similar in location, size and operation to the Property, which expertise shall be reasonable determined by Lender.  The term “Transferee’s Principals” shall mean collectively, (A) Transferee’s managing members, general partners or principal shareholders and (B) such other members, partners or shareholders of Transferee owning a controlling interest in Transferee;
(iii)          Transferee and Transferee’s Principals shall, as of the date of such transfer, be an Accredited Investor;
(iv)          Transferee, Transferee’s Principals and all other entities which may be owned or controlled directly or indirectly by Transferee’s Principals (“Related Entities”) must not have been a party to any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors or taken advantage of any insolvency act, or any act for the benefit of debtors within seven (7) years prior to the date of the proposed transfer;
(v)           If required or requested by any of the Rating Agencies, Borrower shall deliver an Additional Insolvency Opinion reasonably acceptable to Lender and the Rating Agencies in connection with such Transfer; provided that an opinion in substantially the form of the opinion of counsel addressing such matters that was delivered in connection with the modification of the Loan, together with such other matters as Lender may reasonably require in light of material changes in fact or law occurring after the date of this Agreement or to address requirements of any Rating Agency, shall be deemed to satisfy this condition;
(vi)          There shall be no material convictions, judgments, litigation or regulatory action pending or threatened against Transferee, Transferee’s Principals or Related Entities which is not reasonably acceptable to Lender, and none of Transferee, Transferee’s Principals or Related Entities shall be on any so-called prohibited persons lists;
(vii)         The creditworthiness of Transferee, Transferee’s Principals and Related Entities shall be reasonably acceptable to Lender, and such entity shall not have defaulted under its or their obligations with respect to any other indebtedness in a manner which is not acceptable to Lender;
(viii)        If the transfer is a transfer of the Property, Transferee shall be a Special Purpose Entity which at the time of such transfer will be in compliance with the covenants contained in Section 5.1.1 and the representations contained in 4.1.30 hereof and which shall have assumed (subject to the terms of Section 9.4 hereof) pursuant to executed assumption agreement in form and substance satisfactory to Lender all of the terms, covenants and conditions set forth in this Agreement and the other Loan Documents, expressly including the covenants contained in Section 5.1.1 and the representations contained in 4.1.30 hereof;
(ix)           Transferee and Transferee’s Principals must be able to satisfy the covenants set forth in Sections 4.1.9 and 5.2.12 hereof, and Transferee and Transferee’s Principals shall deliver (A) all organizational documentation reasonably requested by Lender, which shall be reasonably satisfactory to Lender, and (B) all certificates, agreements and covenants reasonably required by Lender;
(x)            One or more of Transferee’s Principals acceptable to Lender shall execute in favor of Lender a replacement Indemnity Agreement in form and substance satisfactory to Lender, upon which Indemnitor shall be released from any liability under the existing Indemnity Agreement first arising after the date of such Transfer; and
(xi)           Lender shall have the approval of the Rating Agencies selected by Lender, which approval, if required by Lender, shall take the form of a confirmation in writing from such Rating Agencies to the effect that such Transfer will not result in a requalification, reduction, downgrade or withdrawal of the ratings in effect immediately prior to such assumption or transfer for the Securities or any class thereof issued in connection with a Securitization which are then outstanding.

(e)           Lender hereby agrees that it shall provide to Borrower notice of the anticipated date of a Securitization, not less than sixty (60) days prior to such date (a “Securitization Notice”).

(f)            With respect to any matter related to a Transfer of less than forty-nine percent (49%) of the interests in the Property pursuant to Section 5.2.13(b) above, Lender shall approve or disapprove any such matter within ten (10) Business Days of Lender’s receipt of a written notice from Borrower requesting Lender’s approval, provided such notice includes all information necessary to make such decision, and further provided that such written notice from Borrower shall conspicuously state, in large bold type, that “PURSUANT TO SECTION 5.2.13(b) OF THE LOAN AGREEMENT, A RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF LENDER’S RECEIPT OF THIS WRITTEN NOTICE”.  If Lender fails to disapprove any such matter within such period, Borrower shall provide a second written notice requesting approval, which written notice shall conspicuously state, in large bold type, that “PURSUANT TO SECTION 5.2.13(b) OF THE LOAN AGREEMENT, THE MATTER DESCRIBED HEREIN SHALL BE DEEMED APPROVED IF LENDER DOES NOT RESPOND TO THE CONTRARY WITHIN FIVE (5) BUSINESS DAYS OF LENDER’S RECEIPT OF THIS WRITTEN NOTICE”.  Thereafter, if Lender does not disapprove such matter within said five (5) Business Day period such matter shall be deemed approved.  Such deemed approval, however, shall not in any way be deemed to otherwise constitute a waiver of the requirements of Section 5.2.13(b).

(g)           Notwithstanding anything in this Section 5.2.13 to the contrary, Lender’s consent shall not be required in connection with one or a series of Transfers of indirect interests in any Co-Owner Transferee that owns less than twenty percent (20%) of the aggregate interests in the Property; provided, however, no such Transfer shall result in the change of control in such Co-Owner Transferee.  As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

(h)           Borrower, without the consent of Lender, may grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for water and sewer lines, telephone and telegraph lines, electric lines and other utilities or for other similar purposes, provided that no transfer, conveyance or encumbrance shall materially impair the utility and operation of the Property or materially adversely affect the value of the Property or the Net Operating Income of the Property.  If Borrower shall receive any consideration in connection with any of said described transfers or conveyances, Borrower shall have the right to use any such proceeds in connection with any alterations performed in connection therewith, or required thereby.  In connection with any transfer, conveyance or encumbrance permitted above, the Lender shall execute and deliver any instrument reasonably necessary or appropriate to evidence its consent to said action or to subordinate the Lien of the Mortgage to such easements, restrictions, covenants, reservations and rights of way or other similar grants upon receipt by the Lender of: (A) a copy of the instrument of transfer; and (B) an Officer’s Certificate stating with respect to any transfer described above, that such transfer does not materially impair the utility and operation of the Property or materially reduce the value of the Property or the Net Operating Income of the Property.

Section 5.3             Performance by Property Manager.  To the extent that Borrower consists of more than one tenants-in-common, Lender acknowledges that Property Manager will perform certain obligations of Borrower, including delivery to Lender of required information, statements, certifications required hereunder, and Lender shall accept such performance by Property Manager on behalf of Borrower.

ARTICLE 6 - INSURANCE; CASUALTY; CONDEMNATION

Section 6.1             Insurance.

(a)           Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:

(i)            comprehensive all risk insurance on the Improvements and the Personal Property, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of Twenty-Five Thousand and No/100 Dollars ($25,000) for all such insurance coverage; and (D) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses.  In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (1) the outstanding principal balance of the Note or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Lender shall require; and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender in the event the Property is located in an area with a high degree of seismic activity, provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i).
(ii)           commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit, including umbrella coverage, of not less than Five Million and No/100 Dollars ($5,000,000.00); (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards:  (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; and (5) contractual liability covering the indemnities contained in Article 9 of the Mortgage to the extent the same is available;
(iii)          business income insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) covering rental losses or business interruption, as may be applicable, for a period of at least eighteen (18) months after the date of the casualty; and (D) in an annual amount equal to (100%) of the rents or estimated gross revenues from the operation of the Property (as reduced to reflect expenses not incurred during Restoration).  The amount of such business income insurance shall be determined prior to the Modification Date and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from the Property for the succeeding eighteen (18) month period.  All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;
(iv)          at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;
(v)           workers’ compensation, subject to the statutory limits of the State;
(vi)          comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;
(vii)         umbrella liability insurance in an amount not less than Five Million and No/100 Dollars ($5,000,000.00) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;
(viii)        if any of the policies of insurance covering the risks required to be covered under subsections (i) through (vii) above contains an exclusion from coverage for acts of terrorism, Borrower shall obtain and maintain a separate policy providing such coverages in the event of any act of terrorism, provided such coverage is commercially available for properties similar to the Property and located in or around the region in which the Property is located; and
(ix)           upon sixty (60) days’ written notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

(b)           All insurance provided for in Section 6.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds.  The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a rating of “A:X” or better in the current Best’s Insurance Reports and a claims paying ability rating of “A” or better by at least two (2) of the Rating Agencies including, (i) S&P, and (ii) Moody’s if Moody’s is rating the Securities.  Notwithstanding the foregoing, Borrower shall be permitted to retain its current insurance coverage with St. Paul’s provided that St. Paul’s S&P rating does not fall below “A-”.  The Policies described in Section 6.1 (other than those strictly limited to liability protection) shall designate Lender as loss payee.  Not less than thirty (30) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

(c)           Any blanket insurance Policy shall specifically allocate to the  Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 6.1(a).

(d)           All Policies of insurance provided for or contemplated by Section 6.1(a), except for the Policy referenced in Section 6.1(a)(v), shall name Borrower, or the Tenant, as the insured and Lender as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)           All Policies of insurance provided for in Section 6.1(a) shall contain clauses or endorsements to the effect that:

(i)            no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;
(ii)           the Policy shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days’ written notice to Lender and any other party named therein as an additional insured;
(iii)          the issuers thereof shall give written notice to Lender if the Policy has not been renewed fifteen (15) days prior to its expiration; and
(iv)          Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)            If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, after ten (10) Business Days written notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its reasonable discretion deems appropriate.  All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate.  If Borrower fails in so insuring the Property or in so assigning and delivering the Policies, Lender may, at its option, obtain such insurance using such carriers and agencies as Lender shall elect from year to year and pay the premiums therefor, and Borrower will reimburse Lender for any premium so paid, with interest thereon as stated in the Note from the time of payment, on demand, and the amount so owning to Lender shall be secured by the Mortgage.  The insurance obtained by Lender may, but need not, protect Borrower’s interest and the coverage that Lender purchases may not pay any claim that Borrower makes or any claim that is made against Borrower in connection with the Property.

Section 6.2             Casualty.  If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower (a) shall give to Lender prompt notice of such damage reasonably estimated by Borrower to cost more than Five Hundred Thousand Dollars ($500,000.00) to repair, and (b) shall promptly commence and diligently prosecute the completion of the repair and restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such fire or other casualty, with such alterations as may be reasonably approved by Lender, (a “Restoration”) and otherwise in accordance with Section 6.4. Borrower shall pay, or cause to be paid, all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower.

Section 6.3             Condemnation.  Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of the Property upon obtaining information of such proceeding and shall deliver to Lender copies of any and all papers served in connection with such proceedings.  Lender may participate in any such proceedings if an Event of Default exists or if the amount of the Award exceeds three percent (3%) of the outstanding principal amount of the Loan, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation.  Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings.  Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt.  Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note.  If the Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 6.4.  If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 6.4             Restoration  (a)  If the Net Proceeds shall be less than the Relevant Restoration Threshold and the costs of completing the Restoration shall be less than the Relevant

Restoration Threshold, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in clauses (A), (E), (F), (G), (H), (J) and (L) of Section 6.4(b)(i) below are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b)           If the Net Proceeds are equal to or greater than the Relevant Restoration Threshold or the costs of completing the Restoration is equal to or greater than the Relevant Restoration Threshold, then in either case, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4(b).  The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (x) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1 (a)(i), (iv), (vi) and (viii) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (y) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i)            The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:
(A)          no Event of Default shall have occurred and be continuing;
(B)           (1) in the event the Net Proceeds are Insurance Proceeds, and (x) less than twenty-five percent (25%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such fire or other casualty, or (y) Borrower is required under a Lease exceeding the Relevant Leasing Threshold to use the Net Proceeds for the restoration of the Property, or (2) in the event the Net Proceeds are Condemnation Proceeds, and (x) less than fifteen percent (15%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the building is located on such land, or (y) Borrower is required under a Lease exceeding the Relevant Leasing Threshold to use the Net Proceeds for the restoration of the Property;
(C)           Leases demising in the aggregate a percentage amount equal to or greater than the Rentable Space Percentage of the total rentable space in the Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such fire or other casualty or taking, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such fire or other casualty or taking, whichever the case may be, and will make all necessary repairs and restorations thereto at their sole cost and expense.  The term “Rentable Space Percentage” shall mean (x) in the event the Net Proceeds are Insurance Proceeds, a percentage amount equal to fifty percent (50%) and (y) in the event the Net Proceeds are Condemnation Proceeds, a percentage amount equal to fifty percent (50%);

(D)          Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such damage or destruction or taking or obtaining building permits, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;
(E)           Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such fire or other casualty or taking, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(iii), if applicable, or (3) by other funds of Borrower;
(F)           Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) the Maturity Date, (2) the earliest date required for such completion under the terms of any Leases, (3) such time as may be required under applicable zoning law, ordinance, rule or regulation in order to repair and restore the Property to the condition it was in immediately prior to such fire or other casualty or to as nearly as possible the condition it was in immediately prior to such taking, as applicable or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(iii);
(G)           the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable zoning laws, ordinances, rules and regulations provided, however, that compliance with such zoning laws, ordinances, rules and regulations (including, without limitation, parking requirements) will not require restoration of the Improvements or the Property to a size, condition, or configuration materially different than that which existed immediately prior to such Casualty or taking;
(H)          the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable governmental laws, rules and regulations (including, without limitation, all applicable environmental laws);
(I)            such fire or other casualty or taking, as applicable, does not result in the loss of access to the Property or the related Improvements;
(J)            the Debt Service Coverage Ratio, after giving effect to the Restoration, shall be equal to or greater than 1.20 to 1.0;
(K)          Borrower shall deliver or cause to be delivered to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget should be consistent with restoration budgets of similar office properties then owned and operated by nationally recognized owners and operators of office properties located in the areas in which the Property is located; and
(L)           the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s discretion to cover the cost of the Restoration.

(ii)           The Net Proceeds shall be held by Lender in an interest bearing account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and other obligations under the Loan Documents.  The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed to be paid for out of the requested disbursement in connection with the Restoration have been performed, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.
(iii)          All plans and specifications required in connection with the Restoration, the cost of which exceeds the Relevant Restoration Threshold, shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”), such review and acceptance not to be unreasonably withheld or delayed.  Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration.  The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by Lender and the Casualty Consultant, such review and acceptance not to be unreasonably withheld or delayed.  All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.
(iv)          In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage.  The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed.  The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration.  The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement.  If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
(v)           Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
(vi)          If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made.  The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and other obligations under the Loan Documents.
(vii)         The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.

(c)           All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) may be retained and applied by Lender toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper (provided no Event of Default exists, such Borrower shall not be required to pay any prepayment consideration in connection with such payment), or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall designate, in its discretion.

(d)           In the event of foreclosure of the Mortgage with respect to the Property, or other transfer of title to the Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(e)           Lender shall with reasonable promptness following any Casualty or Condemnation notify Borrower whether or not Net Proceeds are required to be made available to Borrower for restoration pursuant to this Section 6.4.  All Net Proceeds not required to be made available for Restoration shall be retained and applied by Lender in accordance with Section 2.4.2 hereof (a “Net Proceeds Prepayment”).  If such Net Proceeds Prepayment shall be equal to or greater than Five Million and 00/100 Dollars ($5,000,000.00), Borrower shall have the right to elect to prepay the remaining outstanding principal balance of the Note (a “Casualty/Condemnation Prepayment”) upon satisfaction of the following conditions:  (i) within thirty (30) days following the date of the Net Proceeds Prepayment, Borrower shall provide Lender with written notice of Borrower’s intention to pay the Note in full, (ii) Borrower shall prepay the Note on or before the third (3rd) Payment Date occurring following the date of the Net Proceeds Prepayment subject to and in accordance with the provisions of Section 2.4.2, and (iii) no Event of Default shall exist on the date of such Casualty/Condemnation Prepayment.  Notwithstanding anything in Section 6.2 or Section 6.3 to the contrary, Borrower shall have no obligation to commence Restoration of the Property upon delivery of the written notice set forth in clause (i) of the preceding sentence (unless Borrower subsequently shall fail to satisfy the requirement of clause (ii) of the preceding sentence).

ARTICLE 7 - RESERVE FUNDS

Section 7.1             Required Repair Funds.

7.1.1        Deposits. Borrower shall perform the repairs at the Property, if any, as more particularly set forth on Schedule IV hereto (such repairs hereinafter referred to as “Required Repairs”).  Borrower shall complete the Required Repairs on or before the required deadline for each repair as set forth on Schedule IV.  It shall be an Event of Default under this Agreement if (i) Borrower does not complete the Required Repairs at the Property by the required deadline for each repair as set forth on Schedule IV, and (ii) Borrower does not satisfy each condition contained in Section 7.1.2 hereof.  Upon the occurrence of such an Event of Default, Lender, at its option, may withdraw all Required Repair Funds from the Required Repair Account and Lender may apply such funds either to completion of the Required Repairs at the Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion.  Lender’s right to withdraw and apply Required Repair Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.  On the Modification Date, Borrower shall deposit with Lender the sum of $    0    , which sum represents 125% of the estimated cost to complete the Required Repairs.  Amounts so deposited, if any, shall hereinafter be referred to as Borrower’s “Required Repair Fund” and the account, if any, in which such amounts are held shall hereinafter be referred to as Borrower’s “Required Repair Account”.

7.1.2        Release of Required Repair Funds.  Lender shall disburse to Borrower (or to Property Manager on behalf of Borrower) the Required Repair Funds from the Required Repair Account from time to time upon satisfaction by Borrower of each of the following conditions:  (i) Borrower shall submit a written request for payment to Lender at least fifteen (15) days prior to the date on which Borrower requests such payment be made and specifies the Required Repairs to be paid, (ii) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured, (iii) Lender shall have received a certificate from Borrower (or the Property Manager on behalf of Borrower) (A) stating that all Required Repairs at the Property to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the Required Repairs, (B) identifying each Person that supplied materials or labor in connection with the Required Repairs performed at the Property to be funded by the requested disbursement under a contract in excess of $50,000, and (C) stating that each Person who has supplied materials or labor in connection with the Required Repairs to be funded by the requested disbursement has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, (iv) at Lender’s option, a title search for the Property indicating that the Property is free from all liens, claims and other encumbrances not previously approved by Lender, and (v) Lender shall have received such other evidence as Lender shall reasonably request that the Required Repairs at the Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower.  Lender shall not be required to make disbursements from the Required Repair Account with respect to the Property more than once each calendar month and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.1.2.  Upon the completion of the Required Repairs as provided herein, any remaining Required Repair Funds shall be returned to Borrower provided no Event of Default then exists.

Section 7.2             Tax and Insurance Escrow Fund.  Borrower shall pay to Lender on each Payment Date (a) one-twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates and (b) one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies, (said amounts in (a) and (b) above are hereinafter called the “Tax and Insurance Escrow Fund”).  The Tax and Insurance Escrow Fund and the payments of interest or principal or both, payable pursuant to the Note, shall be added together and shall be paid as an aggregate sum by Borrower to Lender.  Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to this Agreement and under the Mortgage.  In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums) or from Borrower without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof, provided, however, Lender shall use reasonable efforts to pay such real property taxes sufficiently early to obtain the benefit of any available discounts of which it has knowledge.  If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes and Insurance Premiums, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund.  Any amount remaining in the Tax and Insurance Escrow Fund after the Debt has been paid in full shall be returned to Borrower.  In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the Property.  If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes or Insurance Premiums by the dates set forth above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to delinquency of the Taxes or Insurance Premiums.  Notwithstanding the foregoing, Lender shall not require a monthly escrow for Taxes or Insurance Premiums so long as Borrower provides Lender with evidence of payment for all Taxes and Insurance Premiums.  In the event Borrower (i) fails to provide such evidence, (ii) is delinquent in the payment of any Taxes or Insurance Premiums or (iii) an Event of Default occurs, however, Borrower will thereafter be required to make deposits with Lender for Taxes and Insurance Premiums as provided herein.  Pursuant to the Indemnity Agreement, Indemnitor has guaranteed to Lender the payment of the Taxes and Insurance Premiums which are not paid by Borrower as required herein.

Section 7.3             Replacements and Replacement Reserve.

7.3.1        Replacement Reserve Fund.  On each Payment Date Borrower shall pay to Lender one twelfth of the amount (the “Replacement Reserve Monthly Deposit”) reasonably estimated by Lender in its sole discretion to be due for replacements and repairs required to be made to the Property during the calendar year (collectively, the “Replacements”), which Replacement Reserve Monthly Deposit shall be in an amount equal to no less than $0.20 per year per square foot of gross leasable area.  Amounts so deposited shall hereinafter be referred to as Borrower’s “Replacement Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Replacement Reserve Account”.  Lender may reassess its estimate of the amount necessary for the Replacement Reserve Fund from time to time based upon an updated engineering report of the Property, and may increase the monthly amounts required to be deposited into the Replacement Reserve Fund upon thirty (30) days notice to Borrower if Lender determines in its reasonable discretion that an increase is necessary to maintain the proper maintenance and operation of the Property.  Notwithstanding the foregoing, Lender shall waive the requirement for monthly deposits to the Replacement Reserve Fund until such time as either Lender determines that the Property is not being properly maintained or the Tangible Net Worth of Indemnitor falls below $250,000,000, in which case (a) Borrower shall promptly deposit with Lender greater of (i) the amount of previous deposits that have been waived less amounts actually expended by Borrower for replacements and repairs during the period that such deposits were waived or (ii) an amount determined at that time as necessary for the completion of any deferred maintenance and to complete any ongoing Replacements as and when necessary to keep the Property in good repair and condition, based on an engineering report prepared by an engineer acceptable to Lender (the “Replacement Reserve Shortfall”); provided that in no event shall the Replacement Reserve Shortfall exceed thirty-six times the Replacement Reserve Monthly Deposit, and (b) Borrower shall thereafter make the monthly deposits to the Replacement Reserve Fund until such time as Lender determines in its sole discretion that such monthly deposits are not necessary for the proper maintenance of the Property.  Pursuant to the Indemnity Agreement, Indemnitor has guaranteed to Lender the payment of the Replacement Reserve Shortfall.

7.3.2        Disbursements from Replacement Reserve Account.

(a)           Lender shall make disbursements from the Replacement Reserve Account to pay Borrower only for the costs of the Replacements.  Lender shall not be obligated to make disbursements from the Replacement Reserve Account to reimburse Borrower for the costs of routine maintenance to the Property or for costs which are to be reimbursed from the Required Repair Fund (if any).

(b)           Lender shall, upon written request from Borrower and satisfaction of the requirements set forth in this Section 7.3.2, disburse to Borrower amounts from the Replacement Reserve Account necessary to pay for the actual approved costs of Replacements or to reimburse Borrower therefor, upon completion of such Replacements (or, upon partial completion in the case of Replacements made pursuant to Section 7.3.2(e)) as determined by Lender.  In no event shall Lender be obligated to disburse funds from the Replacement Reserve Account if a Default or an Event of Default exists.

(c)           Each request for disbursement from the Replacement Reserve Account shall be in a form specified or approved by Lender and shall specify (i) the specific Replacements for which the disbursement is requested, (ii) the quantity and price of each item purchased, if the Replacement includes the purchase or replacement of specific items, (iii) the price of all materials (grouped by type or category) used in any Replacement other than the purchase or replacement of specific items, and (iv) the cost of all contracted labor or other services applicable to each Replacement for which such request for disbursement is made.  With each request Borrower shall certify that all Replacements have been made in accordance with all applicable Legal Requirements of any Governmental Authority having jurisdiction over the Property to which the Replacements are being provided and, unless Lender has agreed to issue joint checks as described below, each request shall include evidence of payment of all such amounts.  Each request for disbursement shall include copies of invoices for all items or materials purchased and all contracted labor or services provided.  Except as provided in Section 7.3.2(e), each request for disbursement from the Replacement Reserve Account shall be made only after completion of the Replacement for which disbursement is requested.  Borrower shall provide Lender evidence of completion of the subject Replacement satisfactory to Lender in its reasonable judgment.

(d)           Borrower shall pay all invoices in connection with the Replacements with respect to which a disbursement is requested prior to submitting such request for disbursement from the Replacement Reserve Account or, at the request of Borrower, Lender will issue joint checks, payable to Borrower and the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with a Replacement.  In the case of payments made by joint check, Lender may require a waiver of lien from each Person receiving payment prior to Lender’s disbursement from the Replacement Reserve Account.  In addition, as a condition to any disbursement, Lender may require Borrower to obtain lien waivers from each contractor, supplier, materialman, mechanic or subcontractor who receives payment in an amount equal to or greater than $100,000 for completion of its work or delivery of its materials.  Any lien waiver delivered hereunder shall conform to the requirements of applicable law and shall cover all work performed and materials supplied (including equipment and fixtures) for the Property by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current reimbursement request (or, in the event that payment to such contractor, supplier, subcontractor, mechanic or materialmen is to be made by a joint check, the release of lien shall be effective through the date covered by the previous release of funds request).

(e)           If (i) the cost of a Replacement exceeds $100,000, (ii) the contractor performing such Replacement requires periodic payments pursuant to terms of a written contract, and (iii) Lender has approved in writing in advance such periodic payments, a request for reimbursement from the Replacement Reserve Account may be made after completion of a portion of the work under such contract, provided (A) such contract requires payment upon completion of such portion of the work, (B) the materials for which the request is made are on site at the Property and are properly secured or have been installed in the Property, (C) all other conditions in this Agreement for disbursement have been satisfied, (D) funds remaining in the Replacement Reserve Account are, in Lender’s judgment, sufficient to complete such Replacement and other Replacements when required, and (E) if required by Lender, each contractor or subcontractor receiving payments under such contract shall provide a waiver of lien with respect to amounts which have been paid to that contractor or subcontractor.

(f)            Borrower shall not make a request for disbursement from the Replacement Reserve Account more frequently than once in any calendar month and (except in connection with the final disbursement) the total cost of all Replacements in any request shall not be less than $15,000.00.

7.3.3        Performance of Replacements.

(a)           Borrower shall make Replacements when required in order to keep the Property in condition and repair consistent with other similar properties in the same market segment in the metropolitan area in which the Property is located, and to keep the Property or any portion thereof from deteriorating.  Borrower shall complete all Replacements in a good and workmanlike manner as soon as practicable following the commencement of making each such Replacement.

(b)           Lender reserves the right, at its option, to approve all contracts or work orders with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials under contracts for an amount in excess of $100,000 in connection with the Replacements performed by Borrower.  Upon Lender’s request, Borrower shall assign any contract or subcontract to Lender.

(c)           In the event Lender determines in its reasonable discretion that any Replacement is not being performed in a workmanlike or timely manner or that any Replacement has not been completed in a workmanlike or timely manner, and such failure continues to exist for more than thirty (30) days after notice from Lender to Borrower, Lender shall have the option, upon ten (10) days notice to Borrower (except in the case of an emergency), to withhold disbursement for such unsatisfactory Replacement and to proceed under existing contracts or to contract with third parties to complete such Replacement and to apply the Replacement Reserve Fund toward the labor and materials necessary to complete such Replacement, and to exercise any and all other remedies available to Lender upon an Event of Default hereunder.

(d)           In order to facilitate Lender’s completion or making of the Replacements pursuant to Section 7.3.3(c) above, Borrower grants Lender the right to enter onto the Property and perform any and all work and labor necessary to complete or make the Replacements and/or employ watchmen to protect the Property from damage, subject to the rights of Tenants.  All sums so expended by Lender, to the extent not from the Replacement Reserve Fund, shall be deemed to have been advanced under the Loan to Borrower and secured by the Mortgage.  For this purpose Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake the Replacements in the name of Borrower.  Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked but shall only be effective following an Event of Default.  Borrower empowers said attorney-in-fact as follows:  (i) to use any funds in the Replacement Reserve Account for the purpose of making or completing the Replacements; (ii) to make such additions, changes and corrections to the Replacements as shall be necessary or desirable to complete the Replacements; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against the Property, or as may be necessary or desirable for the completion of the Replacements, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with the Property or the rehabilitation and repair of the Property; and (vii) to do any and every act which Borrower might do in its own behalf to fulfill the terms of this Agreement.

(e)           Nothing in this Section 7.3.3 shall:  (i) make Lender responsible for making or completing the Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Fund to make or complete any Replacement; (iii) obligate Lender to proceed with the Replacements; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Replacement.

(f)            Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties making Replacements pursuant to this Section 7.3.3 to enter onto the Property during normal business hours (subject to the rights of tenants under their Leases) to inspect the progress of any Replacements and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Replacements which are or may be kept at the Property, and to complete any Replacements made pursuant to this Section 7.3.3.  Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this Section 7.3.3(f) or the completion of Replacements pursuant to this Section 7.3.3.

(g)           Lender may require an inspection of the Property at Borrower’s expense prior to making a monthly disbursement in excess of $100,000 from the Replacement Reserve Account in order to verify completion of the Replacements for which reimbursement is sought.  Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of any amounts from the Replacement Reserve Account.  Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.

(h)           The Replacements and all materials, equipment, fixtures, or any other item comprising a part of any Replacement shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialman’s or other liens (except for those Liens existing on the date of this Agreement which have been approved in writing by Lender).

(i)            Before each disbursement in excess of $100,000 from the Replacement Reserve Account, Lender may require Borrower to provide Lender with a search of title to the Property effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s liens or other liens of any nature have been placed against the Property since the date of recordation of the Mortgage and that title to the Property is free and clear of all Liens (other than the lien of the Mortgage and any other Liens previously approved in writing by Lender, if any).

(j)            All Replacements shall comply with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the Property and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

(k)           In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with a particular Replacement.  All such policies shall be in form and amount reasonably satisfactory to Lender.  All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns shall be so endorsed.  Certified copies of such policies shall be delivered to Lender.

7.3.4        Failure to Make Replacements.

(a)           It shall be an Event of Default under this Agreement if Borrower fails to comply with any provision of this Section 7.3 and such failure is not cured within thirty (30) days after notice from Lender; provided, however, if such failure is not capable of being cured within said thirty (30) day period, then provided that Borrower commences action to complete such cure and thereafter diligently proceeds to complete such cure, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower, in the exercise of due diligence, to cure such failure, but such additional period of time shall not exceed ninety (90) days.  Upon the occurrence of such an Event of Default, Lender may use the Replacement Reserve Fund (or any portion thereof) for any purpose, including but not limited to completion of the Replacements as provided in Section 7.3.3, or for any other repair or replacement to the Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion.  Lender’s right to withdraw and apply the Replacement Reserve Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

(b)           Nothing in this Agreement shall obligate Lender to apply all or any portion of the Replacement Reserve Fund on account of an Event of Default to payment of the Debt or in any specific order or priority.

7.3.5        Balance in the Replacement Reserve Account.  The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

7.3.6        Indemnification.  Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the performance of the Replacements unless the same are solely due to gross negligence or willful misconduct of Lender.  Borrower shall assign to Lender all rights and claims Borrower may have against all persons or entities supplying labor or materials in connection with the Replacements; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

Section 7.4             Lease Obligation Reserve.

7.4.1        Deposits to Lease Obligations Reserve Fund.  Borrower represents that Schedule XII sets forth all tenant improvement allowances and rent concessions outstanding as of the Modification Date (collectively, the “Lease Obligations”).  Borrower covenants to pay all Lease Obligations as and when the same are due under the related Leases.  In the event that (a) Borrower fails to pay any such Lease Obligations as and when the same are due under the related Leases, (b) the Tangible Net Worth of Indemnitor falls below $250,000,000 or (c) an Event of Default occurs, Borrower shall promptly deposit with Lender the amount of any Lease Obligations then outstanding (the “Lease Obligations Shortfall”).  Any amounts so deposited shall hereinafter be referred to as the “Lease Obligations Reserve Fund”.  Pursuant to the Indemnity Agreement, Indemnitor has guaranteed to Lender the payment of the Lease Obligations Shortfall.

7.4.2        Withdrawal of Lease Obligations Reserve Funds.  Lender shall make disbursements from the Lease Obligations Reserve Fund for payment of the Lease Obligations.  Lender shall make disbursements as requested by Borrower (or by Property Manager on behalf of Borrower) on a monthly basis in increments of no less than $5,000.00 upon delivery by Borrower of Lender’s standard form of draw request and evidence that the related Lease Obligations have been paid or will be paid from the proceeds of such disbursement.  If requested by Lender in connection with any disbursement of Lease Obligations Reserve Funds, Borrower shall also deliver copies of paid invoices, lien waivers and evidence that any related tenant improvements have been completed in accordance with all applicable Legal Requirements.

Section 7.5             Reserve Funds, Generally.

7.5.1        Borrower hereby grants to Lender a security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt.  Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt.

7.5.2        Upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion.

7.5.3        The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.

7.5.4        All of the Reserve Funds other than the Tax and Insurance Escrow Fund shall be placed in interest bearing accounts and any interest earned thereon, less a servicing fee of one-quarter of one percent (0.25%) per annum (but in no event more than the interest earned), shall be added to and become a part of such Reserve Fund.  Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on such Reserve Funds which is credited or paid to Borrower.

7.5.5        Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

7.5.6        Lender shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds unless occasioned by the gross negligence or willful misconduct of Lender.

7.5.7        Upon payment in full of the Debt and performance of all other obligations under this Agreement and the other Loan Documents, Lender shall disburse to Borrower all remaining Reserve Funds.

Section 7.6             Letter of Credit Rights.  Any Letter of Credit delivered to Lender pursuant to this Agreement shall be held by Lender as additional security for the Loan.  Lender shall have the right to draw upon any Letter of Credit immediately and without further notice:

(a)           upon the occurrence and during the continuance of an Event of Default;

(b)           if Borrower fails to deliver to Lender, no less than thirty (30) days prior to the expiration of any Letter of Credit (including any renewal or extension thereof), a renewal or extension of such Letter of Credit or a replacement Letter of Credit; or

(c)           if the institution issuing the Letter of Credit ceases to be an Eligible Institution and Borrower fails to deliver to Lender a replacement Letter of Credit from an Eligible Institution within thirty (30) days of the date that such institution ceased to be an Eligible Institution.

ARTICLE 8 - DEFAULTS

Section 8.1             Event of Default.

(a)           Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)            if (a) any portion of the principal or interest on the Debt or monthly escrow payment is not paid when due, except that not more than two times in any twelve month period it shall not be an Event of Default if such amount (other than amounts due on the Maturity Date) is paid within five (5) days of the applicable due date or (b) if any other portion of the Debt is not paid within ten (10) days after notice to Borrower from Lender (in each case regardless of any grace period set forth in the Mortgage);
(ii)           if any of the Taxes or Other Charges are not paid prior to the date when the same become delinquent, except to the extent that Borrower is contesting same in accordance with the terms of Section 5.1.2 hereof, or there are sufficient funds in the Tax and Insurance Escrow Fund to pay such Taxes or Other Charges and Lender fails to or refuses to release the same from the Tax and Insurance Escrow Fund;
(iii)          if the Policies are not kept in full force and effect, or if certified copies of the Policies are not delivered to Lender within ten (10) days of request;
(iv)          if Borrower transfers or encumbers any portion of the Property without Lender’s prior written consent (to the extent such consent is required) or otherwise violates the provisions of Section 5.2.13 of this Agreement;
(v)           if any material representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;
(vi)          if Borrower or Sponsor shall make an assignment for the benefit of creditors;
(vii)         if a receiver, liquidator or trustee shall be appointed for Borrower or Sponsor or if Borrower or Sponsor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or Sponsor, or if any proceeding for the dissolution or liquidation of Borrower or Sponsor; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or Sponsor, upon the same not being discharged, stayed or dismissed within one hundred eighty (180) days;

(viii)        if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
(ix)           if Borrower breaches any of its respective negative covenants contained in Section 5.2 or any covenant contained in Section 4.1.30 hereof;
(x)            with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;
(xi)           if a default exists beyond any applicable notice and cure period under any Tenants-in-Common Agreement to the extent such default can, in Lender’s reasonable determination, result in a termination of such Tenants-in-Common Agreement or a lien on any interest in the Property;
(xii)          if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xi) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period and provided further that Borrower shall have commenced to cure such Default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, such 30-day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed one hundred eighty (180) days;
(xiii)         if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;
(xiv)        any Person comprising Borrower or otherwise owning an interest in the Property files any partition action affecting the Property, which action is not dismissed within sixty (60) days; or
(xv)         if any of the assumptions contained in any substantive non-consolidation opinion delivered in connection herewith, Insolvency Opinion or Additional Insolvency Opinion are or shall become untrue in any material respect.

Notwithstanding anything herein to the contrary, in the event that Borrower is comprised of more than one Person owning the Property as tenants in common and an Event of Default shall occur pursuant to clauses (iv), (vi), (vii), (xi) or (xiv) above which is not caused by the action of any Borrower that is an Affiliate of Sponsor and such Event of Default shall cease to exist as a result of a transfer by the defaulting Borrower to one or more other Borrowers or an Affiliate of

Behringer Harvard Funds made in accordance with the provisions of Section 5.2.13 hereof, such transfer shall be permitted and Lender shall accept a cure of such Event of Default effective as of the date of such transfer provided that (a) Borrower notifies Lender of its intention to effect such cure within 15 days after the occurrence of the related Event of Default, (b) the transfer is completed within 60 days after the occurrence of the related Event of Default, (c) Borrower continues to make timely payment of all amounts due under the Loan Documents (provided that notwithstanding such payment, interest shall accrue at the Default Rate until such Event of Default is cured pursuant to this paragraph) and (d) during such cure period there is no material impairment to the value, use or operation of the Property.

(b)           Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2             Remedies.

(a)           Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property.  Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents.  Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule (to the extent waiveable by Borrower),  and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b)           To the extent permitted by applicable law, Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Mortgage to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect.  Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of sums secured by the Mortgage and not previously recovered.

(c)           Lender shall have the right from time to time to sever the Note, the Mortgage and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder.  Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender.  Borrower hereby absolutely and irrevocably appoints Lender following the occurrence of an Event of Default as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power.  Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Modification Date.

(d)           As used in this Section 8.2, a “foreclosure” shall include any sale by power of sale.

Section 8.3             Remedies Cumulative; Waivers.  The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise.  Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion.  No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient.  A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

ARTICLE 9 - SPECIAL PROVISIONS

Section 9.1             Sale of Notes and Securitization.  At the request of the holder of the Note and, to the extent not already required to be provided by Borrower under this Agreement, Borrower shall cooperate with Lender to allow Lender to satisfy the market standards to which the holder of the Note customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with the sale of the Note or participations therein or the first successful securitization (such sale and/or securitization, the “Securitization”) of rated single or multi-class securities (the “Securities”) secured by or evidencing ownership interests in the Note and the Mortgage.  In this regard Borrower shall:

(a)           (i)            provide such financial and other information with respect to the Property, Borrower and the Property Manager, (ii) provide budgets relating to the Property and (iii) to perform or permit or cause to be performed or permitted such site inspection, appraisals, market studies, environmental reviews and reports (Phase I’s and, if appropriate, Phase II’s), engineering reports and other due diligence investigations of the Property, as may be reasonably requested by the holder of the Note or the Rating Agencies or as may be necessary or appropriate in connection with the Securitization (the “Provided Information”), together, if customary, with appropriate verification and/or consents of the Provided Information through letters of auditors or opinions of counsel of independent attorneys acceptable to Lender and the Rating Agencies;

(b)           cause counsel to render opinions, which may be relied upon by the holder of the Note, the Rating Agencies and their respective counsel, agents and representatives, as to non-consolidation, fraudulent conveyance, and true sale and/or lease or any other opinion customary in securitization transactions, which counsel and opinions shall be reasonably satisfactory to the holder of the Note and the Rating Agencies;

(c)           make such representations and warranties as of the closing date of the Securitization with respect to the Property, Borrower, and the Loan Documents as are consistent with the representations and warranties made in the Loan Documents; and

(d)           execute such amendments to the Loan Documents and organizational documents as may be reasonably requested by the holder of the Note or the Rating Agencies or otherwise to effect the Securitization; provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (i) change the interest rate, the stated maturity or the amortization of principal set forth in the Note, or (ii)  modify or amend any other material economic term of the Loan.

All material out-of-pocket third party costs and expenses incurred by Borrower in connection with complying with requests made under this Section 9.1 shall be paid by Lender.  Additionally, if Lender requires a second Independent Director in connection with a Securitization, Lender shall prior to the cut-off date for such Securitization, reimburse Borrower for the estimated cost of maintaining a second Independent Director for the remaining term of the Loan.

Section 9.2             Securitization.  Borrower understands that certain of the Provided Information may be included in disclosure documents in connection with the Securitization,

including, without limitation, a prospectus, prospectus supplement or private placement memorandum (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization.  In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.

Section 9.3             Rating Surveillance.  Lender, at its option, may retain the Rating Agencies to provide rating surveillance services on any certificates issued in a Securitization.  Such rating surveillance will be at the expense of Lender (the “Rating Surveillance Charge”).

Section 9.4             Exculpation.  Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Rents following an Event of Default, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents following an Event of Default and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents.  The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under any of the Mortgage; (c) affect the validity or enforceability of the Indemnity Agreement, any Co-Owner Indemnity or any other guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of any of the Assignment of Leases following an Event of Default; or (f) constitute a prohibition against Lender commencing any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property.  In addition, the foregoing shall not be deemed a waiver of the right of Lender to enforce the liability and obligation of a Borrower, Sponsor or any Principal of a Borrower (or any successor or assign of any of the foregoing), by money judgment or otherwise, as expressly set forth in any Co-Owner Indemnity or Indemnity Agreement executed in connection herewith.

Section 9.5             Termination of Property Manager.  If (a) an Event of Default has occurred and is continuing, (b) the Property Manager shall become insolvent, (c) the Property Manager is in default under the terms of the Property Management Agreement beyond any applicable grace or cure period or (d) Property Manager is not managing the Property in accordance with the management practices of nationally recognized management companies managing similar properties in locations comparable to those of the Property, then, in the case of (a), (b), (c) or (d), Borrower shall, at the request of Lender, terminate the Property Management Agreement and replace the Property Manager with a manager reasonably approved by Lender on terms and conditions reasonably satisfactory to Lender, it being understood and agreed that the management fee for such replacement manager shall not exceed then prevailing market rates.  Property Manager shall have the right to subcontract some or all of its responsibilities under the Property Management Agreement pursuant to an agreement on terms and conditions satisfactory to Lender in its reasonable discretion, it being understood and agreed that the management fee for such Property Manager shall not exceed then prevailing market rates, as determined by Lender, and in no event shall each agreement impair Lender’s rights hereunder or under the other Loan Documents.  If (i) an Event of Default has occurred and is continuing, (ii) any sub-manager shall become insolvent, (iii) any sub-manager is in default under the terms of the related sub-management agreement beyond any applicable grace or cure period or (iv) any sub-manager is not managing the Property in accordance with the management practices of nationally recognized management companies managing similar properties in locations comparable to those of the Property, then, in the case of (i), (ii), (iii) or (iv), Borrower shall, at the request of Lender, cause Property Manager to terminate the sub-management agreement and replace the sub-manager with a manager reasonably approved by Lender on terms and conditions reasonably satisfactory to Lender, it being understood and agreed that the management fee for such replacement sub-manager shall not exceed then prevailing market rates, as determined by Lender.

Section 9.6             Servicer.  At the option of Lender, the Loan may be serviced by a servicer/trustee (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer.  Lender shall be responsible for any set-up fees or any other costs relating to or arising under the Servicing Agreement.

Section 9.7             Resizing.  Borrower covenants and agrees that in connection with any Securitization of the Loan, upon Lender’s request Borrower shall deliver one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan or create one or more mezzanine loans (including amending Borrower’s organizational structure to provide for one or more mezzanine borrowers) (each a “Resizing Event”).  Lender agrees that such new notes or modified note or mezzanine notes shall after the Resizing Event have the same weighted average coupon as the original note prior to such Resizing Event, except that the application of principal to such new notes or modified note or mezzanine notes following an Event of Default or as a result of a Casualty or Condemnation may cause the weighted average spread of such new notes or modified note or mezzanine notes to change.  Subject to the foregoing, Lender shall have the right to apply principal, interest rates and amortization of the Loan between such new components and/or mezzanine loans in a manner specified by Lender in its sole discretion such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum bond execution for the Loan.  In connection with any Resizing Event, Borrower covenants and agrees to modify the Cash Management Agreement with respect to the newly created components and/or mezzanine loans.

ARTICLE 10 - MISCELLANEOUS

Section 10.1           Survival.  This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the modification the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party.  All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2           Lender’s Discretion.  Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 10.3           Governing Law.  (a)  THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER.  TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY

OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND, EXCEPT AS PROVIDED ABOVE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)           ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.  BORROWER DOES HEREBY DESIGNATE AND APPOINT:

CT Corporation System
111 Eighth Avenue
New York, New York 10011

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.  BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4           Modification, Waiver in Writing.  No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.  Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5           Delay Not a Waiver.  Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.  In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6           Notices.  All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:                                                       Bear Stearns Commercial Mortgage, Inc.
383 Madison Avenue
New York, New York 10179
Attention:  J. Christopher Hoeffel

With a copy to:                                     Kelley Drye & Warren LLP
101 Park Avenue
New York, New York 10178
Attention:  Paul A. Keenan, Esq.

If to Borrower:                                           c/o Behringer Harvard Funds
15601 Dallas Parkway, Suite 600
Addison, Texas 75001
Attention: Gerald J. Reihsen, III

with a copy to:                                         Luce, Forward, Hamilton & Scripps LLP
600 West Broadway
Suite 2600
San Diego, CA 92101-3391
Attention: Darryl Steinhause, Esq.

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day.

Section 10.7           Trial by Jury.  BORROWER AND LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER AND LENDER.

Section 10.8           Headings.  The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9           Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10         Preferences.  Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower during the existence of an Event of Default to any portion of the obligations of Borrower hereunder.  To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11         Waiver of Notice.  Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.  Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12         Remedies of Borrower.  In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment.  The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13         Expenses; Indemnity.

(a)           Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Modification Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Modification Date; (iv) except as otherwise provided in this Agreement, the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters reasonably requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.  Notwithstanding the foregoing, all material out-of-pocket third party costs and expenses incurred by Borrower in connection with complying with requests made under Section 9.1 shall be paid by Lender.

(b)           Each Borrower shall indemnify, defend and hold harmless Lender from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by such Borrower of its obligations under, or any material misrepresentation by such Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that such Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender.  To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, such Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

Section 10.14         Schedules Incorporated.  The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15         Offsets, Counterclaims and Defenses.  Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16         No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)           Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender.  Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)           This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein.  All conditions to the obligations of Lender to modify the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to modify the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17         Publicity.  All news releases, publicity or advertising by Borrower or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, Bear Stearns, or any of their Affiliates shall be subject to the prior written approval of Lender.  All news releases, publicity or advertising by Lender through any media intended to reach the general public which refers solely to the Borrower or to the Loan made by the Lender to the Borrower shall be subject to the prior written approval of Borrower, provided however, the foregoing shall not apply to Provided Information included in disclosure documents in connection with a Securitization.

Section 10.18         Waiver of Marshalling of Assets.  To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, or to a sale in inverse order of alienation in the event of foreclosure of the Mortgage or sale of the Property by power of sale, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 10.19         Waiver of Counterclaim.  Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20         Conflict; Construction of Documents; Reliance.  In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control.  The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.  Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender.  Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies.  Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21         Brokers and Financial Advisors.  Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement other than NorthMarq Capital.  Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s reasonable attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein.  The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22         Prior Agreements.  This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements or understandings among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents and unless specifically set forth in a writing contemporaneous herewith the terms, conditions and provisions of such prior agreement do not survive execution of this Agreement.

Section 10.23         Transfer of Loan.  In the event that Lender transfers the Loan, Borrower shall continue to make payments at the place set forth in the Note (and its obligation to make such payments shall be deemed satisfied upon the making of such payments) until such time that Borrower is notified in writing by Lender that payments are to be made at another place.

Section 10.24         Joint and Several Liability.  If Borrower consists of more than one person or party, the obligations and liabilities of each person or party shall be joint and several except as otherwise expressly provided in the Loan Documents.

Section 10.25         MERS.  MERS serves as mortgagee of record and secured party solely as nominee, in an administrative capacity, for Lender and only holds legal title to the interests granted, assigned, and transferred in the Mortgage and the Assignments of Leases.  MERS shall at all times comply with the instructions of Lender.  If necessary to comply with law or custom, MERS (for the benefit of Lender) may be directed by Lender to exercise any or all of those interests, including without limitation, the right to foreclose and sell the Property, and take any action required of Lender, including without limitation, a release, discharge or reconveyance of the Mortgage.  Subject to the foregoing, all references in the Loan Documents to “Mortgagee” shall include Lender and its successors and assigns.  The relationship of Borrower and Lender under the Mortgage and the other Loan Documents is, and shall at all times remain, solely that of borrower and lender (the role of MERS thereunder being solely that of nominee as set forth above and not that of a lender); and Lender neither undertakes nor assumes any responsibility or duty to Borrower or to any other Person with respect to the Property.

 (THE BALANCE OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

BEHRINGER HARVARD 1325 G STREET, LLC, a Delaware limited liability company

By:
Name:	Gerald J. Reihsen, III
Title:	Secretary

LENDER:

BEAR STEARNS COMMERCIAL MORTGAGE, INC., a New York corporation

By:
Name:
Title:	Managing Director

Indemnitor hereby executes this Agreement
to evidence its agreement to be bound by the
applicable terms hereof, including Section 9.4:

BEHRINGER HARVARD REIT I, INC., a Maryland corporation

By:
Name:	Gerald J. Reihsen, III
Title:	Executive Vice President

SCHEDULE I

[reserved]

SCH. I-1

SCHEDULE II

ASSIGNMENT AND ASSUMPTION AGREEMENT

SCH. II-1

SCHEDULE III

CO-OWNER INDEMNITY

SCH. III-1

SCHEDULE IV

REQUIRED REPAIRS

Description of Repair	Estimated Cost	125% of Estimated Cost	Required Completion Date
Paving/Asphalt Repairs	$21,250	$26,562.50	Six months from Modification Date
ADA Compliance	$1,000	$1,250	Six months from Modification Date

SCH. IV-1

SCHEDULE V

TENANTS IN COMMON AGREEMENT

SCH. V-1

SCHEDULE VI

AFFILIATE AGREEMENTS

[NONE]

SCH. VI-1

SCHEDULE VII

CO-OWNER TRANSFEREE CRITERIA

1)              Each Co-Owner Transferee and/or its principals must be an Accredited Investor;

2)              Each Co-Owner Transferee, its principals and all other entities which may be owned or controlled directly or indirectly by Transferee’s principals (“Related Entities”) must not have been a party to any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors or taken advantage of any insolvency act, or any act for the benefit of debtors within seven (7) years prior to the date of the proposed transfer of the Property;

3)              There shall be no material litigation or regulatory action pending or threatened, or judgments or convictions against Co-Owner Transferee, its principals or Related Entities which is not reasonably acceptable to Lender;

4)              Co-Owner Transferee, its principals and Related Entities shall not have defaulted under its or their obligations with respect to any other indebtedness in a manner which is not reasonably acceptable to Lender; and

5)              If the Loan is included in a Securitization, Lender shall have obtained a Rating Confirmation.

SCH. VII-1

SCHEDULE VIII

CONSENT AND ASSUMPTION AGREEMENT

SCH. VIII-1

SCHEDULE IX

CO-OWNER TRANSFEREE OPERATING AGREEMENT

SCH. IX-1

SCHEDULE X

[RESERVED]

SCH. X-1

SCHEDULE XI

RENT ROLL

SCH. XI-1

SCHEDULE XII

EXCEPTIONS TO REPRESENTATIONS

Outstanding Tenant Improvement Allowances:

AS OF
1325 G Street	10/12/06
Behringer Harvard Funds

	TI ALLOWANCE REMAINING	COMMENT	FREE RENT

GSA-USAID	$15,394.61	Orig Const Allowance was $180,000	N/A

Merrill Communication	$4,851.00	Orig Const Allowance was $25/SF	N/A

Prudential Relocation	$145,150.00	Allowance must be used by 12/31/06; if balance remaining after date, to be applied rent charges.	SEE COMMENT

Thompson (Source Media)	$175,993.01	Orig Const Allowance was $268,600; note up to $168,600 can be applied toward rent if remaining once work is complete.	SEE COMMENT

EED	$31,145.00	In addition to TI, LL also has an obligation of $9,450 above TI for certain work.	N/A

GSA-FBI		LL to paint common area every 3 years, next date by 2/16/08.	N/A

SCH. XII-1